                                                            Exhibit 10.10
                                                            -------------



                               LICENSE AGREEMENT

                                    BETWEEN

                         CONTROL DELIVERY SYSTEMS, INC.

                                      AND

                           BAUSCH & LOMB INCORPORATED



  This Agreement is confidential and shall not be disclosed to any third party except in accordance with the procedures specified in Section 35 hereof.



                            Dated as of June 9, 1999

                               TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----

Article 1 - Definitions........................................................     1
 1.1 Additional R&D Payment....................................................     1
 1.2 Affiliate.................................................................     1
 1.3 Applicable Royalty........................................................     1
 1.4 B&L Licensed Product......................................................     1
 1.5 Base Royalty..............................................................     2
 1.6 CDS Indication............................................................     2
 1.7 CDS Licensed Product......................................................     2
 1.8 Clinical IP...............................................................     2
 1.9 Europe....................................................................     2
 1.10 FDA......................................................................     2
 1.11 Indication...............................................................     2
 1.12 Intermediate Market......................................................     2
 1.13 Invention................................................................     2
 1.14 Know-how.................................................................     2
 1.15 Licensed Field...........................................................     2
 1.16 Licensed Know-how........................................................     3
 1.17 Licensed Patents.........................................................     3
 1.18 Licensed Product.........................................................     3
 1.19 Licensed Territory.......................................................     3
 1.20 Market...................................................................     3
 1.21 Net Sales................................................................     3
 1.22 Other Indication.........................................................     4
 1.23 Other Market.............................................................     4
 1.24 Patent Rights............................................................     4
 1.25 PCT......................................................................     4
 1.26 Post-Termination Know-how................................................     4
 1.27 Post-Termination Patents.................................................     4
 1.28 Person...................................................................     4
 1.29 Sublicense...............................................................     4
 1.30 Sublicensee..............................................................     4
 1.31 Target Market............................................................     5
 1.32 Third Party Licensed Product.............................................     5
 1.33 UKRF.....................................................................     5
 1.34 UKRF Licenses............................................................     5
 1.35 Valid Claim..............................................................     5
Article 2 - Granting Clause....................................................     5
 2.1 License Grant.............................................................     5
 2.2 Sublicensing..............................................................     5
 2.3 Non-suit..................................................................     5
Article 3 - Royalties..........................................................     6
 3.1 Running Royalties.........................................................     6

                                       1

   3.1.1 Net Sales of CDS Licensed Products....................................     6
   3.1.2 Net Sales of Third Party Licensed Products............................     6
   3.1.3 Net Sales of B&L Licensed Products....................................     7
   3.1.4 Net Sales in Countries Without Patent Protection......................     8
   3.1.5 Royalties Payable Only Once...........................................     9
 3.2 Timing of Royalty Payments................................................     9
 3.3 Withholding Taxes.........................................................     9
Article 4 - License and Maintenance Fees.......................................     9
 4.1 License and Maintenance Fees..............................................     9
Article 5 - Development of Licensed Products...................................    10
 5.1 Joint Diligence Obligation................................................    10
 5.2 Licensee's General Diligence Obligations..................................    10
 5.3 Licensor's General Diligence Obligations..................................    10
 5.4 Steering Committee........................................................    10
 5.5 Dispute Resolution........................................................    11
 5.6 Research and Development Plan.............................................    11
 5.7 Monitoring................................................................    11
 5.8 Technical Assistance......................................................    11
 5.9 Licensor's Conduct of Ophthalmic Research and Development.................    12
Article 6 - Payment of Research and Development Costs..........................    12
 6.1 Budget....................................................................    12
 6.2 Limit.....................................................................    13
Article 7 - Post Commercialization Research: Regulatory Approval Expenses......    13
 7.1 Post-Commercialization Research: Additional R&D Payments..................    13
 7.2 Termination of Additional R&D Payments....................................    13
 7.3 Regulatory Approval Expenses..............................................    14
Article 8 - Performance Obligations............................................    14
 8.1 Market Projection Plan....................................................    14
 8.2 Performance Minimums......................................................    15
 8.3 Aggregation of Minimum Payment Obligations................................    16
 8.4 Marketing Obligations.....................................................    17
Article 9 - Reporting and Accounting Provisions................................    17
 9.1 Report....................................................................    17
 9.2 Record Keeping by Licensee................................................    17
 9.3 Termination Report........................................................    18
 9.4 Record Keeping by Licensor................................................    18
Article 10 - Favored Nation....................................................    18
 10.1 Favored Nation...........................................................    18
Article 11 - Ownership.........................................................    19
 11.1 Ownership................................................................    19
Article 12 - Filing and Maintenance of Patents.................................    19
 12.1 Filing and Maintenance...................................................    19
 12.2 Compulsory Licenses......................................................    20
Article 13 - Enforcement of Intellectual Property Rights.......................    20
 13.1 Enforcement..............................................................    20
Article 14 - Term: Termination.................................................    21

                                       2

 14.1 Expiration of Royalty Obligations........................................    21
 14.2 Term.....................................................................    21
 14.3 Termination by Licensor..................................................    21
   14.3.1 Failure to Pay.......................................................    21
   14.3.2 Breach...............................................................    22
   14.3.3 Bankruptcy...........................................................    22
 14.4 Termination by Licensee..................................................    22
   14.4.1 Indication Termination...............................................    22
   14.4.2 Without Cause........................................................    23
   14.4.3 Breach...............................................................    23
 14.5 Bankruptcy...............................................................    23
 14.6 Effect of Termination....................................................    23
 14.7 Grant-Back...............................................................    24
 14.8 Competitor...............................................................    25
Article 15 - Ownership of Clinical IP..........................................    25
 15.1 Clinical IP..............................................................    25
   15.1.1 Clinical IP Outside the Licensed Field...............................    25
   15.1.2 Clinical IP Upon Termination of Additional R&D Payments..............    26
   15.1.3 Clinical IP Upon Termination Without Cause...........................    26
   15.1.4 Clinical IP Upon Termination of a Licensed Product In An Indication..    26
   15.1.5 Clinical IP Upon Non Exclusivity.....................................    26
 15.2 Transfer of Clinical IP..................................................    27
Article 16 - University of Kentucky Research Foundation Licenses...............    27
 16.1 UKRF Licenses............................................................    27
Article 17 - Manufacturing and Supply..........................................    28
 17.1 Manufacturing............................................................    28
 17.2 Supply Agreement.........................................................    28
Article 18 - Indemnification...................................................    28
 18.1 Indemnification of Licensee..............................................    28
 18.2 Indemnification of Licensor..............................................    29
 18.3 Limitation of Liability..................................................    29
 18.4 Procedure for Indemnification............................................    29
 18.5 Insurance................................................................    30
Article 19 - Trademarks........................................................    30
 19.1 Trademarks...............................................................    30
Article 20 - Noncompetition....................................................    30
 20.1 Noncompetition...........................................................    30
Article 21 - Representations and Warranties....................................    30
 21.1 Representations and Warranties of Both Parties...........................    30
 21.2 Representations and Warranties of Licensor...............................    31
Article 22 - Express Warranty of Non-Infringement..............................    32
 22.1 Non-Infringement Warranty................................................    32
 22.2 Warranty Disclaimer......................................................    33
 22.3 Operations in Compliance with Law........................................    33
Article 23 - Infringement of Third Party's Patents.............................    33
 23.1 Infringement of Third Party Patents......................................    33

                                       3

Article 24 - Force Majeure.....................................................    35
 24.1 Force Majeure............................................................    35
Article 25 - Choice of Law/Forum...............................................    35
 25.1 Choice of Law/Forum......................................................    35
Article 26 - Dispute Resolution................................................    36
 26.1 Disputes.................................................................    36
Article 27 - Notices...........................................................    37
 27.1 Notices..................................................................    37
Article 28 - Merger Clause.....................................................    38
 28.1 Merger...................................................................    38
Article 29 - Integration Clause................................................    38
 29.1 Integration..............................................................    38
Article 30 - Severability Clause...............................................    38
 30.1 Severability.............................................................    38
Article 31 - No Waiver.........................................................    38
 31.1 No Waiver................................................................    38
Article 32 - General Liability Release for Employees...........................    38
 32.1 General Liability Release................................................    38
Article 33 - Transferability of Rights and Obligations.........................    39
 33.1 Binding Agreement........................................................    39
Article 34 - Patent Marking....................................................    39
 34.1 Patent Marking...........................................................    39
Article 35 - Publicity.........................................................    39
 35.1 Publicity................................................................    39
Article 36 - Independent Contractors...........................................    39
 36.1 Independent Contractors..................................................    39
Article 37 - Confidentiality...................................................    40
 37.1 Confidentiality..........................................................    40
 37.2 External Disclosure......................................................    40
Article 38 - Covenant Not To Compete...........................................    40
 38.1 Covenant Not To Compete..................................................    40
Article 39 - Certain Conditions Subsequent.....................................    41
 39.1 Preferred Stock Option and Purchase Agreement............................    41
 39.2 UKRF Letter Agreement....................................................    41
 39.3 Invention Disclosure/Assignment Agreements...............................    41
Article 40 - No Limit to Remedies..............................................    41
 40.1 No Limit to Remedies.....................................................    41
Article 41 - Counterparts......................................................    41
 41.1 Counterparts.............................................................    41


[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                               License Agreement
                               -----------------


     This License Agreement ("Agreement"), effective as of the 9th day of June, 1999, is made between Control Delivery Systems, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 86 Rosedale Road, Watertown, Massachusetts 02172-2234 ("Licensor") and Bausch & Lomb Incorporated, a corporation organized and existing under the laws of the State of New York and having its principal place of business at One Bausch & Lomb Place, Rochester, New York 14604 ("Licensee"). Collectively, Licensor and Licensee are "Parties" and, individually, a "Party."

Licensor owns or controls certain patent rights and other intellectual property rights relating to drug delivery and other technologies to treat eye diseases. Licensee desires to expand its capabilities in the field of treating eye diseases and desires to obtain from Licensor a license under such patent rights and other intellectual property rights owned or controlled by Licensor. Therefore, intending to be legally bound and in consideration of the premises and promises herein, the Parties agree as follows:

Article 1 -   Definitions:
------------  ------------
     In addition to the terms defined elsewhere in this Agreement, the following terms shall have their associated meanings.

1.1 Additional R&D Payment. "Additional R&D Payment" means any payment made by Licensee to Licensor pursuant to the provisions of Section 7.1 or 7.2.

1.2 Affiliate. "Affiliate" of any Party means any Person that is controlled by, controls, or is under common control with such Party, for so long as such control relationship continues to exist. "Control" as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through ownership of voting securities, by contract, or otherwise.

1.3 Applicable Royalty. "Applicable Royalty" shall mean the Base Royalty; provided, however, that in the case of any Net Sale of a Licensed Product which qualifies as a Licensed Product solely because it uses or incorporates Licensed Know-how, Applicable Royalty shall mean [*].

1.4 B&L Licensed Product. "B&L Licensed Product" means any Licensed Product whose therapeutic effect is derived in part from any proprietary therapeutic compound primarily and substantially developed or acquired on an arm's length basis by Licensee outside the Research and Development Plan where (i) such compound, prior to such development or acquisition, had not been approved by the FDA for human use, (ii) such compound, prior to such development or acquisition, had not to Licensee's knowledge been used in the eye (animal or human) to study the effect of such compound, and (iii) Licensee performs or funds, outside the Research and Development Plan, all product development and clinical trials and secures all regulatory approvals with respect to such compound and its use in the CDS delivery system.

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.5 Base Royalty. "Base Royalty" means a running royalty of [*] of Net Sales, provided, however, that if at any time Licensee notifies Licensor pursuant to
Section 7.2 that Licensee is terminating its obligation to provide the Additional R&D Payments provided for in Section 7.1, or Licensee is other wise no longer obligated to make such Additional R&D Payments, the Base Royalty shall at all times be [*] of Net Sales.

1.6 CDS Indication. "CDS Indication" means each of the following: (i) diabetic macular edema, including proliferative diabetic retinopathy or "PDR" (collectively, "DME"), (ii) age-related macular degeneration ("ARMD"), (iii) uveitis (excluding anterior uveitis), and (iv) each additional ophthalmic condition for which a Licensed Product other than a B&L Licensed Product is commercially sold before a B&L Licensed Product is sold for such ophthalmic condition.

1.7 CDS Licensed Product. "CDS Licensed Product" means any Licensed Product other than a B&L Licensed Product or a Third Party Licensed Product.

1.8 Clinical IP. "Clinical IP" means (i) all clinical protocols, studies, clinical data and results used in or resulting from any clinical trial of any Licensed Product in the Licensed Field and (ii) all Investigational New Drug Applications ("INDs"), New Drug Applications ("NDAs"), and other regulatory applications and approvals regarding any Licensed Product in the Licensed Field.

1.9 Europe. "Europe" means all countries of the European Economic Community (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, and United Kingdom) plus Switzerland and Norway, in the aggregate.

1.10  FDA.  "FDA" means the United States Food and Drug Administration.

1.11  Indication.  "Indication" means any CDS Indication or any Other
Indication.

1.12 Intermediate Market. "Intermediate Market" means Argentina, Australia, Brazil, Canada, China, India, Mexico, and Russia, in the aggregate.

1.13 Invention. "Invention" means a product(s), process(es), or system(s) covered by any claim of any unexpired Licensed Patent and/or which employs any of the Licensed Know-how.

1.14 Know-how. "Know-how" means all technical information, processes, formulae, trade secrets, materials, designs, drawings and data (including, without limitation, pre-clinical and clinical data and all information contained in any issued patent or patent application).

1.15 Licensed Field. "Licensed Field" means any and all use for the treatment, prevention and/or diagnosis of any disease, disorder and/or condition of the eye, in humans or in animals.

1.16 Licensed Know-how. "Licensed Know-how" means all Know-how now or hereafter owned or controlled by Licensor which relates in any way to the Licensed Field, provided, however, that Licensed Know-how shall not include any Post-Termination Know-how.

1.17 Licensed Patents. "Licensed Patents" mean those Patent Rights described on the attached Exhibit 1.17 and any additional Patent Rights now or hereafter owned or controlled by Licensor which relate in any way to the Licensed Field, provided, however, that Licensed Patents shall not include any Post-Termination Patents.

1.18 Licensed Product. "Licensed Product" means any product whose manufacture, use, sale or importation (i) would, absent the license granted by Licensor to Licensee herein, infringe any Valid Claim included in any Licensed Patent, and/or (ii) uses or incorporates Licensed Know-how. Notwithstanding the foregoing, Licensed Products shall not include the product known as "Vitrasert," which is subject to a separate agreement, dated December 31, 1992, between Licensor and Chiron IntraOptics, Inc., as amended on or about August 1993, March 1995, June 1995, and December 1997 or any other product which would qualify as a Licensed Product solely as a result of being covered by any claim contained in Patent 5,378,475.

1.19  Licensed Territory.  "Licensed Territory" means the world.

1.20 Market. "Market" means each of (i) the Target Markets, (ii) the Intermediate Market, and (iii) the Other Market.

1.21 Net Sales. "Net Sales" means, in any case where a Licensed Product is sold or commercially disposed of for value by Licensee or any Sublicensee in an arm's length transaction with a third party (other than an Affiliate of, respectively, Licensee or Sublicensee), the gross invoice price for such Licensed Product, less the following: (i) discounts, chargebacks, Medicare or other government rebates, and rebates to purchasers actually taken or allowed;
(ii) credits or allowances given or made for rejections or return of any previously sold Products actually taken or allowed; (iii) to the extent included in such gross invoice price any tax or government charge imposed on the production, import, export, sale, delivery or use of such Products, including, without limitation, any value added or similar tax or government charge, but not including any tax levied with respect to income; and (iv) to the extent included in such gross invoice price any reasonable and documented packaging and distribution charges. Net Sales shall also include and be deemed to have been made with respect to (a) any Licensed Product not sold or otherwise transferred to any third party but rather used by Licensee or any Sublicensee to provide a commercial service and (b) any other transfer of a Licensed Product for less than arm's length value other than intercompany transfers where the transferee is not the end user. The amount of any Net Sale as defined in the preceding sentence shall be imputed using the price or prices at which the Licensed Product at issue is then being sold in transactions covered by the first sentence of this section or, if no such transactions have occurred, on a reasonable basis to be determined at the time by Steering Committee. Notwithstanding any other provision of this Section, Net Sales shall not include the transfer without consideration of any Licensed Product by Licensee or any Sublicensee (x) for use in any clinical trial or in any preclinical or other research, (y) as detailing samples or other use to promote additional Net Sales in amounts consistent with the normal business practices of Licensee or any Sublicensee, or (z) for compassionate use.

1.22 Other Indication. "Other Indication" means any ophthalmic condition other than a CDS Indication.

1.23 Other Market. "Other Market" means any market other than the Target Markets and the Intermediate Market.

1.24 Patent Rights. "Patent Rights" mean any and all forms of patents issued or granted anywhere in the world, including, without limitation, utility, model and design patents, patents of addition, patents of importation, improvement patents, reissued and reexamined patents, all renewals and extensions thereof, and all applications for such patents (including original, divisional, continuation and continuation-in-part applications) pending before any national Patent Office and which have not been abandoned or expired.

1.25 PCT. "PCT" means a clinical trial or later stage of development or testing equivalent to a Phase III Clinical Trial or later stage of development and testing in the United States (including, without limitation, commercial sales).

1.26 Post-Termination Know-how. "Post-Termination Know-how" means all Know-how created, discovered, developed or acquired by Licensor at any time following the delivery by Licensee of the notice contemplated by Section 7.2 terminating Licensee's obligations to provide Additional R&D Payments, other than any and all Know-how created, discovered or developed by Licensor in the course of performing Post-Termination R&D, as such term is defined in Section 7.2.

1.27 Post-Termination Patents. "Post-Termination Patents" means all Patent Rights (i) related to any invention conceived and first reduced to practice by Licensor or (ii) developed or acquired by Licensor, in each case at any time following the delivery by Licensee of the notice contemplated by Section 7.2 terminating Licensee's obligations to provide Additional R&D Payments, other than any and all Licensed Patents related to any invention conceived or first reduced to practice by Licensor in the course of performing Post-Termination R&D, as such term is defined in Section 7.2.

1.28 Person. "Person" means any individual, partnership, association, corporation, trust, or other legal person or entity.

1.29 Sublicense. "Sublicense" means any sublicense of, or other agreement permitting the commercial exploitation of, some or all of the rights granted to Licensee under this Agreement.

1.30 Sublicensee. "Sublicensee" means any Person with whom Licensee enters into a Sublicense.

1.31 Target Market. "Target Market" means each of the United States, Europe, and Japan.

1.32 Third Party Licensed Product. "Third Party Licensed Product" means any Licensed Product, except a B&L Licensed Product, whose therapeutic effect is derived in part from any proprietary product, compound, method, or process inlicensed or acquired by Licensee from an unAffiliated third party on an arm's-length basis.

1.33  UKRF.  "UKRF" means University of Kentucky Research Foundation.

1.34  UKRF Licenses.  "UKRF Licenses" mean the licenses set forth in Exhibit

1.35 Valid Claim. "Valid Claim" means (i) a claim (an "Issued Patent Claim") of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, and/or (ii) a pending claim of any pending patent application which has been filed and continues to be prosecuted in good faith and is not abandoned or finally disallowed without the possibility of appeal or refiling; provided, however, that, with respect to any Licensed Product, no pending claim which has not become an Issued Patent Claim shall continue to constitute a Valid Claim for more than five years following the first approved commercial sale of the first Licensed Product which qualifies as a Licensed Product under Section 1.18(i) solely as a result of such pending claim.

Article 2 -   Granting Clause:
------------  ----------------

2.1 License Grant. Licensor grants to Licensee, and Licensee accepts, an exclusive, royalty-bearing, worldwide right and license, with the exclusive right to sublicense, under Licensor's interest in (i.e., subject to the UKRF Licenses) all of the Licensed Patents and the Licensed Know-how, to make, have made, use, sell, offer to sell, and import Licensed Products in the Licensed Field.

2.2 Sublicensing. Licensee shall have the right to grant Sublicenses under the license granted pursuant to Section 2.1, provided, however, that any such Sublicense shall not be inconsistent with the terms and conditions of this Agreement and that Licensee shall be responsible for the operations of any Sublicensee relative to this Agreement as if such operations were carried out by Licensee itself, including (without limitation) the payment of any royalties provided for hereunder, regardless of whether the terms of any Sublicense provide for such amount to be paid by the Sublicensee directly to Licensor, but Sublicensees shall not be required to pay Milestones, research and development payments pursuant to the Budget (as defined in Section 6.1), and Additional R&D Payments.

2.3 Non-suit. While the license granted hereby does not include the grant of any right under Licensor's interest in the Post-Termination Know-how or Post-Termination Patents, Licensor shall not bring (and shall not allow any third party to bring) any action under any Post-Termination Know-how or any Post-Termination Patent to block

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Licensee or any Sublicensee from exercising those rights (but only those rights) granted by Licensor to Licensee under the Licensed Know-how and/or the Licensed Patents (i) in this Article 2 and/or (ii) elsewhere under this Agreement.

Article 3 -   Royalties:
------------  ----------

3.1  Running Royalties.  Licensee shall pay running royalties to Licensor as
     -----------------
follows:

     3.1.1 Net Sales of CDS Licensed Products. Subject to Sections 3.1.4 and 3.1.5, on all Net Sales of all Licensed Products other than B&L Licensed Products and Third Party Licensed Products, Licensee shall pay to Licensor a running royalty equal to the Base Royalty.

     3.1.2 Net Sales of Third Party Licensed Products. Subject to Sections 3.1.4 and 3.1.5, on all Net Sales of any Third Party Licensed Product, Licensee shall pay to Licensor a running royalty equal to the Applicable Royalty reduced by [*] of the amount of any running royalty payable or "deemed paid or payable" by Licensee with respect to such Net Sales to any third party licensor of proprietary technology or other proprietary property included in such Third Party Licensed Product, provided, however, that the total running royalty due to Licensor with respect to such Net Sales shall in no event be less than [*] of the Applicable Royalty. Where Licensee acquires rights to a Third Party Licensed Product but doesn't pay a royalty based on net sales, units sold, etc., royalties "deemed paid or payable" shall be the imputed royalty paid by Licensee in connection with the payment of the purchase price or other consideration to acquire those rights needed to use the applicable proprietary product, compound, method, or process in such Third Party Licensed Product. Where Licensee acquires rights to such proprietary product, compound, method or process which permit Licensee to use such product, compound, method or process for purposes other than use in connection with such Third Party Licensed Product or where Licensee acquires the applicable proprietary product, compound, method or process in connection with the acquisition of any other rights or assets, a reasonably allocable share of such purchase price or other consideration shall be allocated to the right to use such product, compound, method or process in connection with such Third Party Licensed Product. The allocated portion of the purchase price or other consideration shall then be converted into an imputed royalty, taking into account all relevant factors, including, without limitation, the length of time over which Licensee may exercise the rights involved, the likely sales of such Third Party Licensed Product over such period of time, and/or other factors considered relevant at the time. In no event shall the deemed royalty so derived exceed the royalty that would have been paid for the rights involved in an arms-length transaction with such third party had Licensee licensed such rights for use in connection with such Third Party Licensed Product on a purely royalty-bearing basis. If Licensor and Licensee cannot agree on the amount of any deemed royalty, the issue shall be resolved by the dispute resolution provisions of this Agreement.

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

     3.1.3 Net Sales of B&L Licensed Products. Except as otherwise provided below in Sections 3.1.3.2 and 3.1.3.3 in regard to certain Net Sales of B&L Licensed Products and, subject to Sections 3.1.4 and 3.1.5, on all Net Sales of B&L Licensed Products, Licensee shall pay to Licensor a running royalty equal to [*] of the Applicable Royalty.

          3.1.3.1 Initial Approved Sale. "Initial Approved Sale" shall mean, with respect to any specific Indication in any specific Market (i.e., one of the five (5) Markets), the first commercial sale of the first Licensed Product (whether such Licensed Product be a CDS Licensed Product, a Third Party Licensed Product or a B&L Licensed Product) approved for sale for such Indication in such Market. As a result, there can be only one Initial Approved Sale for each Indication in each Market. The "Initial Approved Sale Date" for an Indication in a Market shall mean the date of the Initial Approved Sale for such Indication in such Market.

          3.1.3.2 Increased Royalties Applicable on Net Sales of a B&L Licensed Product Where CDS Licensed Product is in PCT at Time of First Sale of a B&L Licensed Product. If, at the time of the first approved commercial sale of a B&L Licensed Product in a specific Indication (a "Specified Indication") in a specific Market (a "Specified Market"), a CDS Licensed Product is in a PCT for that Specified Indication in any Target Market, the royalty payable with respect to Net Sales of such B&L Licensed Product in any Specified Market occurring at any time during the seven years after the Initial Approved Sale Date for such Specified Indication in such Specified Market shall be increased as follows: For all Net Sales occurring during the first five years following such Initial Approved Sale Date, the royalty payable shall be [*] of the Applicable Royalty (subject to the provisions of Sections 3.1.4) and for all Net Sales occurring during the sixth and seventh year following such Initial Approved Sale Date the royalty payable shall be [*] of the Applicable Royalty (subject to the provisions of Section 3.1.4).

          3.1.3.3 Increased Royalties Applicable on Net Sales of a B&L Licensed Product Where a Third Party Licensed Product is in a PCT at Time of First Sale of Such B&L Licensed Product. If, at the time of the first approved commercial sale of a B&L Licensed Product in a specific Indication (a "Specified Indication") in a specific Market (a "Specified Market"), a Third Party Licensed Product is in a PCT for that Specified Indication in any Target Market, the royalty payable with respect to Net Sales of such B&L Licensed Product in any Specified Market occurring at any time during the seven years after the Initial Approved Sale Date for such Specified Indication in such Specified Market shall be increased as follows: For all Net Sales occurring during

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

          the first five years following such Initial Approved Sale Date, the royalty payable shall be [*] of the royalty payable with respect to such Third Party Licensed Product (subject to the provisions of Section 3.1.4), and for all Net Sales occurring during the sixth and seventh years following such Initial Approved Sale Date the royalty payable shall be [*] of the royalty payable with respect to such Third Party Licensed Product (subject to the provisions of Section 3.1.4).

          3.1.3.4 Royalty where CDS Licensed Product and a Third Party Licensed Product Are in a PCT. If, at the time of the first approved commercial sale of a B&L Licensed Product in a Specified Indication in a Specified Market, there exists both a CDS Licensed Product in a PCT for that Specified Indication in any Target Market and a Third Party Licensed Product in a PCT for that Specified Indication in any Target Market, the royalty applicable to Net Sales of such B&L Licensed Product shall be as set forth in Section 3.1.3.3 if the Third Party Licensed Product entered a PCT for that Specified Indication earlier than the CDS Licensed Product; otherwise the royalty shall be as set forth in Section 3.1.3.2.

          3.1.3.5 Required Activity in a Market Before Higher Protected Royalty Due. Notwithstanding the foregoing, Licensee shall not be required to pay a higher royalty pursuant to Sections 3.1.3.2 and 3.1.3.3 on Net Sales of a B&L Licensed Product in a Specified Indication in a Specified Market where, at the time of the first approved commercial sale of such B&L Licensed Product for such Specified Indication in such Specified Market the Steering Committee had determined pursuant to the then most current Research and Development Plan not to sell for such Specified Indication in such Specified Market the CDS Licensed Product or Third Party Licensed Product whose PCT status in such Specified Indication would otherwise result in the payment of such higher royalty.

     3.1.4 Net Sales in Countries Without Patent Protection. Notwithstanding anything in this Agreement to the contrary, in any country where the manufacture, use, or sale of a Licensed Product is not covered by an Issued Patent Claim (as defined in Section 1.35), if the aggregate Net Sales of such Licensed Product in such country equal less than three times the aggregate dollar amount (as reasonably determined by Licensee based on available market data, without the requirement that Licensee conduct any detailed market survey unless Licensor agrees to pay for such survey) of all sales in such country by all unlicensed third parties of any one or more substantially identical product or products that compete in the same market segment as such Licensed Product and which include the same active ingredient as such Licensed Product, no running royalty whatsoever shall be payable by Licensee to Licensor hereunder with respect to any Net Sales of such Licensed Product in such country for so long as such condition with respect to sales continues to exist in such country. Licensee shall review its aggregate Net Sales compared to those of unlicensed third parties in any such country at least every twelve (12) months after the date of the first commercial sale of the Licensed Product in such country to determine if such condition continues to exist.

     3.1.5 Royalties Payable Only Once. Licensee's obligation to pay royalties under this Article 3 shall be imposed only once at the highest applicable royalty rate, with respect to any Net Sale of any Licensed Product. Only a single royalty shall be due and payable by Licensee under this Agreement with respect to a Licensed Product regardless of whether the Licensed Product is covered by more than one claim of a licensed Patent Right.

3.2 Timing of Royalty Payments. Within thirty (30) days after the end of each fiscal quarter of Licensee, Licensee shall pay to Licensor the royalty payment due for each such quarter in U.S. dollars, provided, however, that solely with respect to any royalty payment due with respect to Net Sales made by any Sublicensee in any Market other than the United States, such thirty (30) day period may be extended to such longer period as Licensee may reasonably require, not to exceed ninety (90) days, to determine the amount of such Net Sales for such fiscal quarter. If a Sublicensee adjusts any of its Net Sales for any, applicable quarter on account of misreported or late-reported Net Sales, Licensee shall promptly pay (or cause the Sublicensee to pay) any royalties due within 30 days after such adjustment. If Net Sales are in a currency other than U.S. Dollars, the royalty shall be expressed in U.S. Dollars, with conversion to be made at a conversion rate based on rates published in The Wall Street Journal, East Coast Edition. The conversion rate for each such non-U.S. Dollar currency shall be the currency value on the Thursday preceding the last business day of each Licensee fiscal month in each fiscal quarter as determined by reference to The Wall Street Journal, but weighted by the Net Sales for each such month. If any royalty or other amount due Licensor is in a non-U.S. Dollar currency, and Licensee or any Sublicensee is prohibited from exporting that currency from that jurisdiction, Licensee or such Sublicensee shall pay an amount equal to the royalty or other amount due in such blocked currency into a bank account of Licensor's choice in such jurisdiction, and such deposit shall be deemed to be full satisfaction of Licensee and Sublicensee's obligation to make the applicable payment to Licensor.

3.3 Withholding Taxes. Licensee and Licensor shall use all commercially reasonable and legal efforts to reduce tax withholding on any payments to be made to Licensor hereunder. If Licensee concludes that, notwithstanding such efforts, tax withholding under the laws of any country is required with respect to any royalty payment to be made to Licensor under this Agreement, Licensee shall cause its Sublicensee to pay any applicable withholding taxes imposed by any such political jurisdiction on such royalty payments, and the amount of any such payments shall be credited against Licensee's royalty obligation under this Agreement. Licensee shall promptly provide Licensor with, or promptly cause Licensor to be provided with, original receipts or other evidence sufficient to allow Licensor to obtain the benefits of any such tax withholding.

Article 4 -   License and Maintenance Fees:
------------  -----------------------------

4.1 License and Maintenance Fees. Licensee shall pay one-time license and maintenance fees ("Milestone Payments") for the achievement of certain goals, and, upon execution of this Agreement, Licensee shall begin to reimburse Licensor for its costs incurred for research and development as set forth in
Article 6.  Licensee shall pay to

Licensor a one-time initial license fee with respect to U.S. Patent No. 5,773,019 (covers lead uveitis product) in the amount of $750,000 upon execution of this Agreement and shall pay to Licensor an additional $500,000 as a further one-time license maintenance fee with respect to such Patent on the first anniversary of this Agreement. Licensee shall pay to Licensor a one-time initial license fee with respect to U.S. Patent No. 5,902,598 (covers lead ARMD/DME product) in the amount of $750,000 upon execution of this Agreement and shall pay to Licensor an additional $500,000 as a further one-time license maintenance fee with respect to such Patent on the first anniversary of this Agreement. Licensee shall also make the Milestone Payments set forth in Exhibit 4.1 to Licensor within ten (10) business days after each of the events specified in
Exhibit 4.1.

Article 5 -   Development of Licensed Products:
------------  ---------------------------------

5.1 Joint Diligence Obligation. Licensor and Licensee shall both use reasonable commercial efforts to comply with all diligence obligations under the UKRF Licenses to the extent required by the UKRF Licenses.

5.2 Licensee's General Diligence Obligations. Licensee shall use commercially reasonable efforts (which shall not be less than the efforts expended by Licensee on its own proprietary development projects) (i) to develop and commercialize Licensed Products, including, without limitation, taking all actions for which Licensee is responsible under the Research and Development Plan (as defined below) and (ii) to introduce those Licensed Products covered by the Research and Development Plan into the United States, Europe, Japan and the Intermediate Market as soon as practical, consistent with commercially reasonable business practices and judgments.

5.3 Licensor's General Diligence Obligations. Licensor shall use commercially reasonable efforts (which shall not be less than the efforts expended by Licensor on its other proprietary research and development projects) to develop Licensed Products and to conduct further research and development in the Licensed Field, including, without limitation, taking all actions for which Licensor is responsible under the Research and Development Plan (as defined below), provided, however, that, while Licensor may in its discretion determine to do so, Licensor shall have no obligation to perform any research and development in the Licensed Field or take any other actions required by the Research and Development Plan after December 31, 2003, except to the extent that funding for such research and development and other actions is available from Additional R&D Payments or any other funding provided by Licensee for such research and development and other actions, except to the extent that the Research and Development Plan expressly provides, in regard to a specific action to be taken by Licensor, that such action is to be taken by Licensor regardless of whether funding for such action is available from the Additional R&D Payments or otherwise from Licensee.

5.4 Steering Committee. The Steering Committee shall be composed of two representatives each from Licensor and Licensee. The initial representatives of each Party are set forth on Exhibit 5.4. A Party may change its representative(s) upon notice. The Steering Committee shall only conduct business when a quorum (i.e., an equal number of the representatives of each Party) is present. The Steering Committee shall meet at least once each calendar quarter and in any event when at least two members call a meeting. Absent compelling reasons otherwise, venues will rotate between Licensor's offices and Licensee's offices. Meetings of the Steering Committee may also be conveyed by way of telephone or video conference. Minutes shall be maintained of the proceedings of the Steering Committee. All decisions of the Steering Committee shall be made by the affirmative vote of three or more members of the Steering Committee. The Steering Committee may not enter into any contract or other arrangement imposing any binding obligation upon a Party except as may be expressly authorized by a provision of this Agreement.

5.5 Dispute Resolution. In the event the Steering Committee, after using reasonable efforts to resolve any dispute amicably based on the achievement of the objectives of the development efforts, is unable to resolve any disagreement, the dispute resolution mechanisms in Article 26 shall apply.

5.6 Research and Development Plan. Attached as Exhibit 5.6 is the initial Research and Development Plan (as modified or amended from time to time by the Steering Committee, the "Research and Development Plan"), which sets forth, for the period from the date of this Agreement through December 31, 2003, a clinical trial and regulatory approval strategy and time line for each Licensed Product described therein, and which indicates which Party shall have responsibility for the various development and other activities specified therein. The initial Research and Development Plan is designed, and any future modifications to the Research and Development Plan will be designed, to achieve mutually agreed regulatory approvals in the shortest time practicable, consistent with agreed-upon clinical and regulatory end-points and to provide for the successful commercialization of the Licensed Products described in the Research and Development Plan.

5.7 Monitoring. The Steering Committee shall monitor projects under the Research and Development Plan and may modify the Research and Development Plan as appropriate. Prior to September 30 in each year during the term of this Agreement, the Steering Committee will conduct an annual review of the progress of the development of the Licensed Products, will review and approve as required a revised Research and Development Plan for the next three calendar years on a quarter-by-quarter basis and will take such other mutually agreeable actions as may be reasonable to facilitate the commercial success of the Licensed Products.

5.8 Technical Assistance. To the extent described in the Research and Development Plan and, after 2003, to the extent that Licensor's cost of fulfilling its obligations under this Section are covered by the Additional R&D Payments or reimbursed by Licensee, Licensor shall give Licensee, as Licensee may from time to time request, all documentation, technical assistance, engineering services, scientific assistance, and similar services and advice as to the formulation, testing, use and manufacture of Licensed Products as provided for in this Agreement and, in particular, but without limiting the generality of the foregoing, shall from time to time and at the request of Licensee and so far as Licensor can reasonably make the necessary arrangements, take the following actions:

     (i) Furnish to Licensee the services of such competent specialist (and in particular, technical advisers) as may reasonably be required by Licensee and be conveniently furnished by Licensor.

     (ii) At any specific written request by Licensee, permit any duly authorized employees of Licensee (for periods not to exceed two (2) weeks for each visit and at times mutually convenient to both Parties) to visit Licensor's laboratories and facilities.

5.9 Licensor's Conduct of Ophthalmic Research and Development. Licensor shall conduct all of its ophthalmic research and development through Licensor's employees or under Licensor or Licensee-sponsored research or other agreements with third parties and not through any of Licensor's Affiliates.

Article 6 -   Payment of Research and Development Costs:
------------  ------------------------------------------

6.1 Budget. Attached as Exhibit 6.1 is the initial Budget (as modified or amended from time to time by the Steering Committee, the "Budget"), which sets forth, for the period from the date of this Agreement through December 31, 2003, on a quarter-by-quarter basis, the budget for development of each Licensed Product whose development during such time period is provided for under the Research and Development Plan. The Budget shall also specifically allocate the costs to be incurred by Licensee and by Licensor for the period covered in the Budget broken down on a Licensed Product-by-Licensed Product basis and on a quarter-by-quarter basis (using Licensee's fiscal quarters). The Steering Committee shall monitor the actual costs incurred by Licensee and Licensor in fulfilling their obligations under this Agreement against the amounts specified in the Budget and may modify the Budget as appropriate. Prior to September 30 for each calendar year up to and through 2002, the Steering Committee, will conduct an annual review of the actual costs incurred by Licensee and Licensor against the amounts included in the Budget and shall review and approve a modified Budget (if required) reflecting any changes to the Budget agreed to by the Steering Committee covering the remaining period covered by the Budget (through December 31, 2003). Ten (10) days before the start of each Licensee fiscal quarter through the last quarter of 2003, Licensee shall pay to Licensor the amount allocated in the Budget to Licensor for its activities for the upcoming quarter. If there is an overpayment to Licensor for any quarter, i.e., if Licensor's actual costs in performing its obligations under the Research and Development Plan (as reasonably determined by Licensor on a basis consistent with the basis used to develop the Budget) in any quarter are less than the amount paid to Licensor by Licensee pursuant to the Budget for such quarter, Licensee may, at its option, require repayment of the excess amount or offset the excess amount against the next quarterly payment owed by Licensee to Licensor, provided, however, that if Licensor's actual costs for any quarter (as determined above) exceed the amount allocated in the Budget to Licensor and paid to Licensor by Licensee with respect to such quarter, Licensee shall reimburse Licensor for such deficit amount in an amount not to exceed the aggregate amount of (i) all previous excess payments repaid to Licensee or offset by Licensee as provided above reduced by (ii) all amounts previously so reimbursed to Licensor and any amounts previously agreed to be permanent savings by the Steering

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Committee. The provisions of the foregoing sentence shall not apply to any payments designated in the Budget as not subject to the reimbursement provisions of this Section. Licensor shall maintain records regarding its costs, and Licensee shall have the audit rights specified in Section 9.4 with respect to such costs. If the amounts to be spent under the Budget are not spent by the end of 2003 as a result of a delay, a decision by Licensee to provide further funding, or other cause, the Parties shall continue to prepare and work with an amended Budget as contemplated by this Section, but subject to any funding limitations of Licensee.

6.2 Limit. Unless otherwise agreed by the Steering Committee, Licensee's obligation to continue funding Licensor's research and development for uveitis, DME and ARMD shall not continue past December 31, 2003, although Licensee shall still pay remaining Milestone Payments, post-commercialization Research and Development Funding, and Regulatory Approval Expenses (described below in
Article 7). Licensor shall not, however, be relieved of its obligation to continue with its research and development for uveitis, ARMD and DME as described in the Research and Development Plan to the extent required by Section 5.3.

Article 7 -   Post Commercialization Research: Regulatory Approval Expenses:
------------  --------------------------------------------------------------

7.1 Post-Commercialization Research: Additional R&D Payments. In addition to the other amounts paid hereunder, Licensee shall provide Licensor with additional funding for Licensor's ophthalmic R&D in an amount equal to [*] of all Net Sales of Licensed Products by Licensee or any Affiliate plus [*] of any other net revenues (including net of any royalties payable to Licensor hereunder) realized by Licensee on a consolidated basis with respect to sales to Sublicensees or sublicensing of technology licensed by Licensor to Licensee hereunder (e.g., royalties or license fees). Licensor shall use all such Additional R&D Payments to perform or have performed research and development in the Licensed Field in accordance with the Research and Development Plan. Subject to Section 3.2, the research support provided for in this Section shall be paid within thirty (30) days after the end of each of Licensee's fiscal quarters. Notwithstanding any other provision of this Agreement, the Additional R&D Payments shall not exceed [*] in any twelve (12)-month period as measured from the date of first commercial sale of the first Licensed Product ("12-Month Period").

7.2 Termination of Additional R&D Payments. Licensee may terminate its obligation to pay Additional R&D Payments at any time by delivering to Licensor a written notice to such effect (the "Additional R&D Termination Notice"). Upon delivery of such Notice or of a notice of termination without cause pursuant to
Section 14.4.2, Licensee shall be obligated to pay to Licensor the payments provided in Section 7.1 over the one hundred eighty (180) days following such notice (the "Notice Period"); provided, however, that in no event shall Licensee's obligation under this sentence exceed the least of (i) budgeted expenses in the then-current Research and Development Plan for the Notice Period, (ii) $5 million, or (iii) the sum of Licensor's Wind-Down Costs and Licensor's Post-Termination R&D Costs, as defined below, but in no event shall Licensee be obligated to pay more than the amount specified in the last sentence of Section 7.1. Licensor's

Wind-Down Costs shall mean all reasonable costs actually incurred by Licensor during the Notice Period in winding down any activities being conducted under the Research and Development Plan at the time of such Additional R&D Termination Notice (including, without limitation, severance costs for terminating any and all employees or consultants, costs of terminating any clinical trial or other contracts, and any similar costs). Licensor's Post-Termination R&D Costs shall mean any and all reasonable expenses incurred by Licensor in conducting any research or development activities described in the Research and Development Plan in effect at the time of such Notice which were expected to be funded by Additional R&D Payments and which Licensor notifies Licensee that Licensor wishes to continue to fund using the payments provided for in this Section 7.2 during the Notice Period (any such research and development activities which Licensor notifies Licensee that Licensor wishes to so fund are referred to herein as "Post-Termination Research and Development"). All Wind-Down Costs and Post-Termination R&D Costs shall be subject to Licensee's audit rights pursuant to Section 9.4.

7.3 Regulatory Approval Expenses. Following the expenditure of the amounts set forth in Section 6.1 and in the Budget through 2003, Licensee shall pay any remaining out-of-pocket costs necessary to obtain final regulatory approval for the Licensed Products for uveitis, ARMD and DME, but not including PDR. Such Regulatory Approval Expenses shall include, for example, filing fees, user fees, cost of consultants and experts familiar with applicable regulatory processes, copying and telecommunications charges, etc. However, such Expenses shall not include the costs of any necessary or desirable research or similar activities, which shall be funded through the Additional R&D payments described in this
Article 7.

Article 8 -   Performance Obligations:
------------  ------------------------

8.1 Market Projection Plan. Attached as Exhibit 8.1 is a draft Market Projection Plan. The Steering Committee shall monitor market conditions and other factors, including progress under the Research and Development Plan, and shall, no later than September 30, 1999, adopt an initial Market Projection Plan (as modified or amended from time to time by the Steering Committee as provided herein, the "Market Projection Plan") for each of the five (5) Markets (i.e., the three (3) Target Markets, the Intermediate Market, and the Other Markets). The Steering Committee no later than September 30 in each year during the term of this Agreement shall update the Market Projection Plan for each Licensed Product (other than a B&L Licensed Product) for each Market. The Market Projection Plans will establish mutually agreed target sales projections consistent with agreed upon market and sales information and research for each applicable Licensed Product (other than a B&L Licensed Product) showing expected Net Sales of such Licensed Product in each Market for the first thirty-six (36) months following the introduction of such Licensed Product, as well as market projections for world-wide Net Sales of each such Licensed Product for each of the three twelve (12)-month periods (each a "12-Month Period") covered by the Market-by-Market projections. As modified from time to time by the Steering Committee, the applicable Market Projection Plan(s) shall reflect the impact of any contemplated introduction of any B&L Licensed Product or any Third Party Licensed Product which is expected to compete with any other Licensed Product. The Market Projection Plan for the initial 12-Month Period for any

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

applicable Licensed Product for a Market must be dated not earlier than sixty
(60) days before the first approved sale of such Licensed Product in such Market. Where practicable, the Steering Committee shall use 12-month rolling forecasts in the Market Projection Plans. The Steering Committee may include projections of the sale of Licensed Products in a CDS Indication in a Market Projection Plan, but the Parties acknowledge that Licensee's Performance Minimums described in Section 8.2 shall be measured against sales of Licensed Products without regard to Indications.

8.2 Performance Minimums. Subject to Section 8.3, the Performance Minimums defined below shall apply to all five (5) Markets but only to two (2) Licensed Products (which shall not include B&L Licensed Products or a Third Party Licensed Products) approved by the applicable regulatory authority for sale in a CDS Indication as follows: the Immusert Product (Cyclosporine) when approved for uveitis in a Market ("Immusert") and the first CDS Licensed Product when approved in a Market by the applicable regulatory authority for sale for ARMD or DME, whichever occurs first ("ARMD/DME Product"). It is understood, however, that although the Immusert and ARMD/DME Products are based on Indications and are referred to independently in this Section, any Performance Minimums will be measured against sales of all Indications for each Licensed Product and not just the separate Indications of uveitis or ARMD/DME. Furthermore, the Performance Minimums for the European Target Market for Immusert and the ARMD/DME Product, treated separately and independently, shall not apply until each of them, respectively, is approved for sale in at least three (3) of the following countries in Europe: France, Germany, Italy, and the United Kingdom. Subject to
Section 8.3, during each of the first three (3) 12-Month Periods following the first approved commercial sale for each of the Immusert and ARMD/DME Products in a Market ("Approved Market"), Licensee shall either (i) obtain Net Sales for such Product in such Approved Market equal to at least [*] of the projected Net Sales for such Product in such Market contained in the applicable Market Projection Plan approved by the Steering Committee prior to such first commercial sale (the "Performance Minimum"), or (ii) pay to Licensor a royalty equal to the amount Licensor would have received based on the achievement during the applicable 12-Month Period of the Performance 12inimum ("Minimum Payment"). If Licensee has made the applicable Minimum Payment for Immusert and the ARMD/DME Product (each treated separately and independently) in an Approved Market and subsequent information indicates that the Net Sales on which such Minimum Payment was made were underreported, Licensee shall be entitled to offset the excess Minimum Payment against any royalties due and, if applicable, against any Additional R&D Payments which might subsequently be due. If Licensee fails to achieve the Performance Minimum for Immusert and the ARMD/DME Product (each treated separately and independently) in any applicable 12-Month Period for any Approved Market, then Licensee shall have forty-five (45) days from the last day of the last month of the end of the applicable 12-Month Period to pay the amount due to achieve the Minimum Payment for the Product(s) for such Approved Market for such Period. If Licensee does not pay such amount, Licensor shall have one hundred thirty-five (135) days after the end of the forty-five
(45)-day period in which to give Licensee written notice that Licensee's rights under this Agreement for the applicable Product(s) in the applicable Approved Market will be nonexclusive as of the date ninety (90) days following the date of such notice from Licensor. If Licensor does not so notify Licensee in writing within the one hundred thirty-five (135) day period, Licensee's rights with respect to such Product(s) in such Market shall remain exclusive for the next 12-Month Period in the 36-month period to which Performance Minimums apply.

8.3 Aggregation of Minimum Payment Obligations. The Parties acknowledge that at any specified time Licensee may have Minimum Payment obligations for the Immusert and/or ARMD/DME Product in more than one Approved Market, and that the intent of this Agreement is to provide Licensor with an acceptable level of Minimum Payments in the aggregate across all Markets, and not for each Approved Market individually, as described in the example below.

In particular (and for example), if the Immusert Product were to be approved for the U.S. Market on January 1, 2001, for the European Market on July 1, 2001, for the Intermediate Market on February 1, 2002, for the Japanese Market on October 1, 2002, and for the Other Markets on January 1, 2006, the first 12-Month Period for the Immusert Product will be for calendar year 2001. However, when determining whether Licensee has met its Performance Minimum for the Immusert Product for the first 12-Month Period in an Approved Market, Net Sales for all twelve (12) months in the U.S. Market shall be aggregated with the six (6) months of Net Sales in the European Market. To continue with the example, when determining whether Licensee has met its Performance Minimum for the Immusert Product for its second 12-Month Period in an Approved Market (i.e., for the twelve (12) months of the year 2002 for the U.S. Market), Net Sales in each of the U.S. Market, the European Market, the Intermediate Market, and the Japanese Market occurring in 2002 would be aggregated. Furthermore, and continuing the example, when determining whether Licensee has met its Performance Minimum for the Immusert Product for the first 12-Month Period in the European Market (i.e., from July 1, 2001 to June 30, 2002), Net Sales in each of the U.S. Market, the European Market, and the Intermediate Market during such 12-Month Period would be aggregated. To clarify, Net Sales from the Japanese Market would not be aggregated because they would not have started until October 1, 2002, three (3) months after the first 12-Month Period for the Immusert Product in the European Market. However, the Net Sales in the Japanese Market would be used in determining whether Licensee had met its Performance Minimum for the third 12-Month Period in the U.S. Market and the second 12-Month Period in the European Market.

Continuing with the example, after December 31, 2003, Licensee would have no Performance Minimums for the U.S. Market for the Immusert Product. However, the Net Sales in the U.S. Market shall still be aggregated with sales in the European Market, the Intermediate Market, and the Japanese Market to determine whether Licensee has met its Performance Minimums for the Immusert Product for any Approved Market for which the 36-Month Period has not expired. In addition, and notwithstanding Section 8.2, if the aggregate royalties on Net Sales of the Inunusert Product in all Approved Markets paid to Licensor for any 12-Month Period still within the 36-Month Period are at least equal to the sum of the Minimum Payments otherwise due for the Immusert Product for such period across all Approved Markets, then Licensee shall not lose its exclusivity rights with respect to the Immusert Product in any Market for the next 12-Month Period in the 36-Month Period to which Performance Minimums apply. Finally, if Licensee achieves the Performance Minimums for all but the Other Market during any applicable 12-Month Period within the applicable 36-Month Period, Licensee shall not lose its exclusivity rights with respect to the Immusert Product in the Other Market for the next 12-Month Period or shorter remaining time in the applicable 36-Month Period.

The above analysis shall apply equally to the ARMD/DME Product.

     8.4 Marketing Obligations. During the term of this Agreement, Licensee and its Affiliates shall use commercially reasonable efforts, consistent with the efforts expended by Licensee with respect to its own proprietary ophthalmic products to:

1. Market, sell, distribute, and support the Licensed Products, including, without limitation, establishing, directly or through Sublicensees, an adequate sales force in each Target Market;

2. Obtain third party reimbursement for the Licensed Products, where applicable;

3. Maintain and provide Licensor with such sales and other information customarily maintained by Licensee for purposes of monitoring sales progress on a country-by-country basis;

4. Keep Licensor promptly and fully informed of developments in the Markets where Licensed Products are being sold; and

5. Comply with export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority.

Nothing contained in this Section 8.4 shall limit any other obligations Licensee may have under this Agreement.

Article 9 -   Reporting and Accounting Provisions:
------------  ------------------------------------

9.1 Report. Licensee shall make written reports to Licensor quarterly within thirty (30) days after (and as of) the first day of each January, April, July, and October during the term of this Agreement, stating in each such report the number, description, and aggregate Net Sales of each Licensed Product sold during the preceding three (3) fiscal months of Licensee and upon which a royalty is payable as provided in Article 3 (on a Licensed Product-by-Licensed Product and Market-by-Market basis and, if relevant to the determination of any payment to be made hereunder, on a country-by-country basis as well, together with any information relevant to determination of any amount payable under Sections 7.1 and 7.2), provided, however, that solely with respect to any report with respect to Net Sales made by any Sublicensee in any Market other than the United States, such thirty (30) day period may be extended to such longer period as Licensee may reasonably require, not to exceed ninety (90) days, to determine the amount of such Net Sales for such fiscal quarter. The first such report shall include all such Products so sold prior to the date of such report.

9.2 Record Keeping by Licensee. Licensee shall keep records showing the sales of Licensed Products, B&L Licensed Products, and Third Party Licensed Products in sufficient detail to enable the royalties payable hereunder to be determined. Licensee shall permit its books and records to be examined at Licensor's expense by an independent auditor chosen by Licensor and reasonably acceptable to Licensee during regular business hours and upon reasonable advance notice, but not later than two years following the rendering of any written report and no more often than once per calendar year. Such audit shall be permitted only to the extent necessary to verify the reports provided for in this Article 9. The auditor shall report to Licensor only the amount of royalty payable for the period under audit and shall keep confidential any information learned or obtained during the examination. If the audit shows an underpayment of more than the greater of (i) $50,000, or (ii) five percent (5%) of the amount otherwise due, Licensee shall reimburse Licensor for the reasonable costs of the audit. Licensee shall promptly remit any underpayment to Licensor. If the audit shows an overpayment, Licensor shall promptly pay such overpayment amount to Licensee upon request, or, at Licensee's election, Licensee may offset such amount against the next payment of royalties or other amounts due Licensor hereunder.

9.3 Termination Report. Licensee also shall make a written report to Licensor within thirty (30) days after the date of any termination of this Agreement providing to Licensor the same information described in Section 9.1 with respect to any Net Sales which were not previously reported to Licensor.

9.4 Record Keeping by Licensor. Licensor shall keep records showing Licensors cost of performing its obligations under the Research and Development Plan in reasonable detail. Licensor shall permit its books and records to be examined at Licensee's expense by an independent auditor chosen by Licensee and reasonably acceptable to Licensor during regular business hours and upon reasonable advance notice, but not later than two years following the rendering of any written report of such costs and no more often than once per calendar year. Such audit shall be permitted only to the extent necessary to verify the costs reported as provided for in this Section 9.4. The auditor shall report to Licensee only the amount of costs incurred for the period under audit and shall keep confidential any information learned or obtained during the examination.
If the audit shows that Licensor's actual costs are less than the Budget for such costs, Licensor shall promptly remit such difference ("Difference") to Licensee unless Licensee chooses to recover such amount pursuant to Section 6.1 of this Agreement. Furthermore, if Licensee is responsible for any Wind Down Costs or Post-Termination R&D Costs during the Notice Period pursuant to Section
7.2 or Expenses pursuant to Section 7.3, the auditor shall, in a similar manner, verify such costs or Expenses to Licensee. Licensor shall reimburse Licensee for the cost of any audit if the Difference is more than the greater of: (i) $50,000, or (ii) five percent (5%) of the Budget.

Article 10 -   Favored Nation:
-------------  ---------------

10.1  Favored Nation.  If Licensee fails to meet its Performance Minimums under
Article 8 and, as a consequence, Licensee's rights under this Agreement become non-exclusive with respect to a Licensed Product in an Approved Market, and Licensor enters into an agreement or other arrangement with any Person other than Licensee granting a non-exclusive license in the Licensed Field under the Licensed Patents and/or Licensed

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Know-how to such Person to market such Licensed Product in such Approved Market for a royalty and/or other consideration in the aggregate lower than the royalty and other consideration then applicable with respect to Net Sales of such Licensed Product in such Approved Market under Article 3 hereof, Licensor shall advise Licensee promptly of such lower royalty rate and/or consideration (and for these purposes any non-monetary consideration shall be valued at its fair market present value), and Licensee shall then have the right to substitute into this Agreement (for so long as such condition continues to exist) such lower royalty and/or other consideration as applicable to Net Sales of such Licensed Product in such Approved Market under Article 3 hereof, such right to be exercisable within thirty (30) days after Licensee's receipt of such notice from Licensor. The Budget, Licensor's Milestone Payments, and Licensee's Additional R&D Payments shall not be considered in any analysis under this Section.

Article 11 -   Ownership:
-------------  ----------

11.1 Ownership. Ownership of patents based on discoveries made during the term of this Agreement shall be based on inventorship. Inventorship of all inventions will be determined in accordance with United States patent law. Any and all patents and patent applications containing claims covering inventions made during the term of this Agreement solely by Licensor's employees or any other Person(s) under the direction and control of Licensor shall be the property of and will be solely owned by Licensor. Any and all patents and patent applications containing claims covering inventions made during the term of this Agreement solely by Licensee's employees or any other Person(s) under the direction and control of Licensee shall be the property of and will be solely owned by Licensee. Any and all patents and patent applications ("Joint Patent Rights") containing claims covering inventions made during the term of this Agreement by one or more employees or Person(s) under the direction and control of Licensor and by one or more employees or Person(s) under the direction and control of Licensee will be the property of, and will be owned by, Licensor and Licensee jointly. The Parties shall execute a cross-license whereby Licensor grants Licensee an exclusive license under the Joint Patent Rights in the Licensed Field and Licensee grants Licensor an exclusive license for all applications outside the Licensed Field. Each such license shall bear royalties at the rate of [*] of net sales with respect to any product covered by claim of any Joint Patent Right.

Article 12 -   Filing and Maintenance of Patents:
-------------  ----------------------------------

12.1 Filing and Maintenance. Licensor shall file, prosecute, and maintain all Licensed Patents in the Licensed Territory at its own expense and shall keep Licensee fully and timely informed with respect to the course and conduct of patent application and prosecution matters. Licensor shall keep Licensee fully and timely informed with respect to the course and conduct of all patent application and prosecution matters handled by UKRF. If Licensor or UKRF elects not to pursue patent protection in any country within the Licensed Territory, Licensor shall notify Licensee and Licensee shall have the right, but not the obligation, to file, prosecute and maintain such patent(s) in such country at its own expense, and, with respect to all such patents owned by Licensor, Licensor shall transfer title to Licensee for each such patent application or patent. With respect to Joint

Patents, Licensee and Licensor shall, prior to filing any patent application, review the invention and determine which Party should be responsible for coordinating the filing. All filings, prosecution and maintenance of Joint Patents shall be subject to the prior review and approval of both Parties. All costs of filing, prosecuting and maintaining a Joint Patent shall be shared equally by the Parties.

12.2 Compulsory Licenses. If Licensee is compelled by applicable law to issue sublicenses to Sublicensees for Licensed Products, Licensee shall inform Licensor and the Parties shall renegotiate the terms of this Agreement covering royalties and other payments required hereunder, but only with respect to the country(ies) where such compulsory licenses have been ordered so that the renegotiated royalty and payment terms shall be no less favorable to Licensee than those granted to any third party under any such compulsory license.

Article 13 -   Enforcement of Intellectual Property Rights:
-------------  --------------------------------------------

13.1 Enforcement. Each Party shall inform the other promptly in writing of any alleged infringement of a Licensed Patent or Licensed Know-how in the Licensed Field by a third party (an "Infringer"), including all details then available. With respect to any infringement of any Licensed Patent or Licensed Know-how in the Licensed Field, Licensor shall have the first right, but shall not be obligated, to take any legal action at its own expense against the infringer.
If Licensor has not taken legal action or been successful in obtaining cessation of the infringement within ninety (90) days (except that such 90-day period shall be reduced to thirty (30) days after becoming aware of such infringement if Licensee notifies Licensor that Licensee would like to move for injunctive relief) or if Licensor elects not to prosecute or to continue prosecuting any legal action against an infringer within such 30-day or 90-day period, Licensee shall have the right, but shall not be obligated, to take any legal action at its own expense against the infringer. If neither Licensor nor Licensee commences actions or proceedings against Infringers or unauthorized users of any such Licensed Patent or Licensed Know-how that has been licensed from UKRF within the time periods specified above, UKRF, at UKRF's expense, shall have the right to initiate and pursue such action and receive all resulting benefits. If Licensee initiates or continues any action against an Infringer, Licensee shall have the right to name Licensor as a party in such action.

If either Party shall initiate or carry on legal proceedings against any Infringer as contemplated hereby, the other Party shall fully cooperate with and supply all assistance reasonably required by the Party initiating or carrying on such proceedings. The Party which initiates any such proceedings shall have sole control of such proceedings and shall bear the reasonable expenses (excluding all legal fees) incurred by the other Party in providing such assistance and cooperation as is requested pursuant to this paragraph. The Party initiating or carrying out such proceedings shall consult with and keep the other Party informed of the progress of such proceedings, including, without limitation, furnishing copies of communications, pleadings and other documents and keeping the other Party informed of settlement efforts and developments, and such other Party shall be entitled to participate with counsel in such proceedings but at its own expense. If Licensee initiates and carries on such proceedings, it may offset its reasonable expenses, including reasonable legal expenses, incurred in regard thereto against any payments

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

owed to Licensor under Article 3 of this Agreement, provided, however, that after the initiation of any such proceedings, no such payment shall be reduced by more than 50% by any such offset, although Licensee may carry offsets forward to set off against future payments due under Article 3 on the same 50% per payment basis.

Any award paid by any third party as a result of such proceedings (whether by way of settlement or otherwise) shall be first applied to reimbursement of the unreimbursed legal fees and expenses incurred by the Parties, pro rata in proportion to such fees and expenses, then to the payment to Licensor of any amounts that were offset against royalty or other payments as provided above, and then the remainder shall be divided by the Parties pro rata in proportion to the fees and expenses incurred by the Parties in connection with any action against the Infringer provided, however, that each Party (regardless of the extent, if any, to which such Party participates in such action) shall be entitled, after reimbursement of any applicable expenses and royalties as provided herein, to no less than [*] of any net recovery.

No settlement, consent judgment or other voluntary final disposition of a suit with respect to infringement of any Licensed Patent may be entered into without the joint consent of Licensor and Licensee, which consent shall not be withheld unreasonably.

Article 14 -   Term: Termination:
-------------  ------------------

14.1 Expiration of Royalty Obligations. Subject to the following sentence, Licensee's obligation to pay a running royalty shall terminate on a Licensed Product-by-Licensed Product and country-by-country basis, upon the date that is the later of (i) the last to expire of any issued and enforceable Licensed Patent which covers the actual manufacture, use, sale or importing of such Licensed Product in such country, or (ii) ten (10) years from the last new FDA or other comparable approval with respect to an Indication for the applicable Licensed Product in the applicable country but in no event more than twenty (20) years from the date of the first FDA or comparable approval for the first Indication with respect to such Licensed Product in such country. At the end of each such term, and on a country by country basis, Licensee shall have an irrevocable, fully paid up license under the Licensed Patents and Licensed Know-how in the Licensed Field to make, have made, use, offer to sell, sell, and import such Licensed Product in such country.

14.2 Term. This Agreement shall continue for so long as Licensee has any right to exercise any of its rights with respect to any Licensed Patent or Licensed Know-how in the Licensed Territory, unless earlier terminated by Licensor or Licensee as provided herein.

14.3 Termination by Licensor. Licensor shall have the right to terminate this Agreement and the License granted hereunder upon the happening of any of the following events:

     14.3.1 Failure to Pay. Licensee fails to pay or cause to be paid any royalty or other payment which has become due to Licensor under this Agreement, within thirty (30) days after receiving a written request from Licensor to make such payment or to cause such payment to be made; provided, however, that if any payment is disputed in good faith by Licensee, Licensee may delay paying the disputed portion of such payment by invoking the dispute resolution procedure set forth in Article 26. If the dispute resolution procedure results in a final determination that Licensee owed some or all of such disputed amount, Licensee shall pay such owed amount within ten (10) days of such determination, together with interest thereon from the date such amount was due at one and one-half (1.5) times the prime rate in effect at such determination as announced by Chase Manhattan Bank, N.A.;

     14.3.2 Breach. Licensee has materially breached or defaulted under any other provision of this Agreement and has not cured such breach or default within ninety (90) days after written notice from Licensor to Licensee specifying the nature of such breach or default in reasonable detail; provided, however, that if Licensee has invoked the dispute resolution procedure set forth in Article 26, this Agreement may not be terminated until such dispute resolution procedure has been completed; or

     14.3.3 Bankruptcy. The filing of a bankruptcy petition by or against the Licensee, the entry by Licensee into a trust deed, creditor's arrangement or comparable proceeding, or the appointment of a receiver for substantially all of the assets or business of Licensee that is not dismissed within ninety (90) days from the date of such filing or appointment.

14.4  Termination by Licensee.
      -----------------------

     14.4.1 Indication Termination. Where the development of a Licensed Product in an Indication is provided for in the Research and Development Plan and where the development of such Licensed Product in such Indication by Licensor is funded by Licensee under the Budget, Licensee may terminate this Agreement with respect to such Licensed Product in such Indication upon ninety (90) days' written notice to Licensor if the Steering Committee determines (on the basis of regulatory action or otherwise) that such Licensed Product in such Indication is unsafe, ineffective or no longer financially justifiable under any realistic market scenario due to material adverse changes in the market or potential market for such Licensed Product in such Indication. If Licensee wishes to exercise its right to terminate this Agreement with respect to a Licensed Product as provided in this Section, it must do so within ninety (90) days of Licensee becoming eligible to do so. Upon any such termination by Licensee, such Licensed Product for such Indication shall be excluded from the license granted to Licensee hereunder. In the event of any termination pursuant to this
     Section 14.4.1, Licensee shall remain liable for all Milestone Payments with respect to such Licensed Product and all payments due under the Budget with respect to such Licensed Product in such Indication falling due before the end of such 90-day period. The Parties acknowledge that Licensee may choose not to exercise its termination rights under this Section with respect to any situation giving rise to such termination rights, in which case there shall be no such termination.

     14.4.2 Without Cause. Licensee may terminate this Agreement at any time without cause on ninety (90) days' written notice to Licensor. Upon such termination, Licensee shall remain liable for all Milestone Payments and payments falling due under the Budget before the end of the first ninety
     (90) days after Licensor's receipt of the notice of termination without cause. Thereafter, for an additional ninety (90) days (for a total of one hundred eighty (180) days after Licensor's receipt of the notice of termination), Licensee shall continue to be liable for all payments due under the Budget, excluding (i) Milestone Payments and (ii) costs associated with any studies, testing or clinical trials (other than any such study, test or clinical trial which Licensor was contractually obligated to fund prior to receipt of notice of termination) commenced during such second ninety (90) day period, regardless of whether the commencement of such studies, testing or clinical trials was planned for in the Budget.

     14.4.3 Breach. Licensee may terminate this Agreement if Licensor has materially breached or defaulted under any provision of this Agreement and has not cured such breach or default within ninety (90) days after written notice from Licensee to Licensor specifying the nature of such breach or default in reasonable detail; provided, however, that if Licensor has invoked the dispute resolution procedure set forth in Article 26, this Agreement may not be terminated until such dispute resolution procedure has been completed.

14.5 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code ("Title XI"), licenses of rights to "intellectual property" as defined in Title XI. During the term of this Agreement each Party shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against one Party under Title XI, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (a) upon such Party's written request following the commencement of such bankruptcy proceeding, unless the Party subject to such bankruptcy proceeding, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other Party's request following the rejection of this Agreement by or on behalf of the Party subject to such bankruptcy proceeding. If Licensee has taken possession of all applicable embodiments of the intellectual property of Licensor pursuant to this Section 14.5 and the trustee in bankruptcy of Licensor does not reject this Agreement, Licensee shall return such embodiments upon request. If Licensor seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), Licensee hereby elects, pursuant to Section 365(n) to retain all rights granted to Licensee under this Agreement to the extent permitted by law.

14.6 Effect of Termination. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination. The provisions of the following Sections shall survive termination of this Agreement for any reason: Article 1, Sections 2.3, 7.2 (except where termination of this Agreement is pursuant to Section
14.4.3 and only to the extent the Notice Period in 7.2 has not already expired as of the date of termination of this Agreement), 9.2, 9.3, 9.4, Article 11,
Section 12.1 (with respect to Joint Patents), Article 13, Sections 14.4.2, 14.5, 14.6, 14.7, 15.1.3 and 15.1.4, Sections 15.1.1, 15.1.2 and 15.1.5 (except where termination of this Agreement is pursuant to Section 14.4.3 or 14.5), Articles 18, 19, 20, 21, 22, 23, 25, 26, 27, 28, 29, 30, 31, 32, 33, 36, 37, 38, and 40;
provided, however, that in the event of any termination by Licensee pursuant to
Section 14.4.1, all provisions of this Agreement shall survive as modified by the provisions of Section 14.4.1. Licensee and any Sublicensee may, after a termination, sell all Licensed Products which are in inventory at the time of termination and complete and sell Licensed Products which Licensee can clearly demonstrate were in the process of manufacture at the time of such termination, provided that Licensee shall pay to Licensor any royalties or other payments due on the sale of such Licensed Products and shall submit reports, in accordance with this Agreement.

However, notwithstanding the foregoing or anything else in this Agreement, after termination or expiration of this Agreement for any reason other than pursuant to Section 14.3, upon written notice to Licensor within thirty (30) days of such termination, Licensee may continue to exercise the rights granted to Licensee under the Continuing Provisions of this Agreement as defined below with respect to those specific B&L Licensed Products and Third Party Licensed Products (if any) which are in a PCT or later stage of development at the time of such termination, solely with respect to the form of such B&L Licensed Products and Third Party Licensed Products in existence at the time of such termination, and subject to Licensee's compliance with all of its obligations under such Continuing Provisions, and further provided, however, that the royalty payable by Licensee with respect to Net Sales of any such B&L Licensed Product or Third Party Licensed Product shall be the full Applicable Royalty, in effect at the time of such termination and not subject to reduction by any other provisions of this Agreement. Except as modified hereby, all provisions of this Agreement shall survive any such termination for the purposes of determining the rights and obligations of the Parties pursuant to the provisions of this paragraph. The Continuing Provisions shall mean all provisions of this Agreement other than Sections 5.4 through 5.9, and Articles 6, 7, and 8.

14.7 Grant-Back. Except under the circumstances described in the last sentence of this Section, solely for the purpose of enabling Licensor and its licensees to continue the development and commercialization of Licensed Products to which Licensee no longer has rights, Licensee shall grant to Licensor a fully paid-up, irrevocable, non-exclusive, worldwide license, with the right to grant sublicenses under the "Licensee Patents" (as defined below), if any, to make, have made, use, sell, and import any Licensed Product (other than a B&L Licensed Product and a Third Party Licensed Product) and for no other purpose. For purposes of the foregoing, "Licensee Patent" means any Patent Right existing at the time of termination of this Agreement which would block Licensor from practicing any Patent Right included in the Licensed Patents. Licensor shall not be entitled to any grant-back rights under this Section if this Agreement is terminated by Licensee under Section 14.4.3 or 14.5 or if Licensee's obligation to pay royalties has expired pursuant to Section 14.1.

14.8 Competitor. If any representative of a competitor of Licensee in the Licensed Field becomes a member of the Board of Directors of Licensor and has not ceased to be such a Director (due to removal by Licensor or resignation or otherwise) within ninety (90) days after notice by Licensee to Licensor, Licensor shall be in breach of this Agreement, and Licensee may, at its option, terminate this Agreement under Section 14.4.3 or suspend its payment obligations until such breach is cured.

Article 15 -   Ownership of Clinical IP:
-------------  -------------------------

15.1 Clinical IP. Licensor shall use its best efforts to guarantee that Licensee has complete access to and use of any Clinical IP existing or generated pursuant to any clinical trial arrangements in effect as of the date of this Agreement, including, without limitation, seeking to obtain from those parties described in Exhibit 15.1 agreements substantially in the form of Exhibit 15.1A, 15.1B, or 15.1C, as indicated. Within ninety (90) days after the date of this Agreement, Licensor shall have obtained from those Persons specified in Exhibit
15.1 agreements granting to Licensor, and permitting Licensor to grant to Licensee, access and use rights to the Clinical IP owned and controlled by such Persons, provided, however, that Licensor's failure to obtain any such agreement from any- such Person shall be a breach or default by Licensor under this Agreement only if such failure would reasonably prevent Licensee from commercializing any material aspect of the technology licensed to Licensee by Licensor hereunder. Without limiting the generality of the foregoing, if the Steering Committee considers it necessary in its reasonable judgment to reperform (or have reperformed) any preclinical or clinical trials, creation of preclinical data, or other studies or arrangements that were either ongoing or completed as of the effective date of this Agreement because Licensee's lack of access to such information would reasonably prevent Licensee from commercializing any material aspect of the technology licensed to Licensee hereunder, Licensee may deduct its out-of-pocket costs for such reperformed work from up to one-half (1/2) of any royalties otherwise due Licensor, but in no event shall such deductions exceed one-half of the royalty payment(s) then due, but Licensee may carry offsets forward to set off against any future royalty payments. Notwithstanding the foregoing, Licensee may not deduct the costs for any study provided for in the initial Budget and the Research and Development Plan attached to this Agreement.

Except as otherwise determined by the Steering Committee, all clinical trials other than those clinical trials completed or otherwise ongoing as of the effective date of this Agreement shall be conducted by Licensor or Licensee or by Persons contracted with by Licensor or Licensee to perform such clinical trials who have assigned all ownership rights to any Clinical IP resulting from such clinical trials to Licensor or Licensee. Licensor shall assign and transfer to Licensee Licensor's entire right, title and interest in and to all Clinical IP pursuant to an agreement to such effect in form and substance reasonably satisfactory to Licensee and shall perform all other actions reasonably requested by Licensee to effect and confirm such transfer.

     15.1.1 Clinical IP Outside the Licensed Field. Subject to any rights or restrictions imposed by applicable third parties, Licensee shall provide Licensor full cross-reference rights to all Clinical IP transferred by Licensor to Licensee

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

     made available from third parties to Licensee through Licensor or developed by Licensee or its consultants in the course of performing the Research and Development Plan, in each case solely for use outside the Licensed Field.

     15.1.2 Clinical IP Upon Termination of Additional R&D Payments. If Licensee terminates its obligations to make Additional R&D Payments to Licensor as provided in Section 7.1 and 7.2, but does not otherwise terminate this Agreement, Licensor shall have the option (exercisable at any time and from time to time within two years of such termination) to require Licensee to provide Licensor with cross reference rights to any or all Clinical IP other than Clinical IP related solely to B&L Licensed Products but only under terms and conditions that provide protection for Licensee's proprietary and confidential information (including, without limitation, information related to manufacturing). Subject to the foregoing protections for proprietary and confidential information and subject to any rights or restrictions imposed by applicable third parties, Licensee shall also provide Licensor with cross reference rights to any or all Clinical IP related to Third Party Licensed Products. In consideration of the foregoing, Licensor shall pay to Licensee a royalty equal to [*] of Net Sales of any product or products developed by Licensor or its Affiliates or consultants through use of any such Clinical IP for which Licensor exercised the option granted under this paragraph up to a maximum aggregate payment equal to Licensee's actual out-of-pocket costs incurred in developing the Clinical IP in regard to which Licensor exercises such option (which Licensee shall promptly specify, on request, to Licensor).

     15.1.3 Clinical IP Upon Termination Without Cause. If Licensee terminates this Agreement without cause pursuant to the provisions of Section 14.4.2, Licensor shall have the option (exercisable at any time and from time to time within two years of such termination) to require Licensee to provide Licensor with cross reference rights to any or all Clinical IP on the same terms and subject to the same conditions and obligations as provided in
     Section 15.1.2.

     15.1.4 Clinical IP Upon Termination of a Licensed Product In An Indication. If Licensee terminates this Agreement with respect to any Licensed Product in any Indication pursuant to Section 14.4.1, Licensor shall have the option (exercisable at any time and from time to time within two (2) years of such termination of a Licensed Product in an Indication) to require Licensee to provide Licensor with cross reference rights to Clinical IP related to such Licensed Product in such Indication, on the same terms and subject to the same conditions and obligations as provided in Section 15.1.2.

     15.1.5 Clinical IP Upon Non Exclusivity. If this Agreement becomes non-exclusive with respect to the Immusert Product or the ARMD/DME Product in any Market, Licensee shall provide Licensor with full cross reference rights to all Clinical IP regarding such Immusert or ARMD/DME Product relevant to the use of such Licensed Product, in a form and manner reasonably acceptable to Licensee and Licensor and at no cost to Licensee, and under terms and conditions that provide protection for Licensee's proprietary and confidential information (including, without limitation, information related to manufacturing) while still providing Licensor with access to the information which Licensor may require in order to market or license others to market the Immusert Product or the ARMD/DME Product in such Market. Each Party shall provide the other Party with appropriate irrevocable cross reference letters, assignments, and/or other reasonable documentation at any time in implementation of the provisions of this Section.

15.2 Transfer of Clinical IP. Immediately upon execution of this Agreement, Licensor shall provide Licensee with complete copies of the following (to the extent Licensor has in its possession or under its control any of the following): all clinical data, INDs, additional regulatory filings with FDA, supplements or amendments thereto, all correspondence with the FDA regarding the regulatory filings, all minutes of meetings and memoranda of conversations between Licensor (including Licensor's investigators) and FDA regarding the regulatory filings.

Within fifteen (15) days of the execution of this Agreement, Licensor shall execute and deliver a letter to FDA in substantially the form contained in
Exhibit 15.2A transferring ownership of all regulatory filings, if any, filed in the name of Licensor or its employees listed on Exhibit 15.2B related to Licensed Products in the Licensed Field to Licensee. Thereafter, during the term of this Agreement, all regulatory filings with the FDA shall be made in the name of Licensee or its designated Affiliate except as otherwise agreed by the Steering Committee and where Licensee would have full access and use rights to the Clinical IP. If any regulatory filings are made in the name of Licensor, ownership of the filings, studies and regulatory approvals shall be promptly (and in any event upon Licensee's request) transferred to Licensee or its designee.

Article 16 -   University of Kentucky Research Foundation Licenses:
-------------  ----------------------------------------------------

16.1 UKRF Licenses. Licensor shall maintain the UKRF Licenses in full force and effect, including (without limitation) making all royalty payments, and shall not amend or modify the UKRF Licenses without Licensee's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, if UKRF delivers a notice of nonpayment of royalties or of any other breach of any of the UKRF Licenses to Licensor, Licensor shall immediately notify Licensee and Licensee shall have the right to make such payments directly to UKRF or otherwise to cure such breach. In addition, Licensor shall inform UKRF of the existence of this Agreement and request UKRF to send a copy of all default notices to Licensee simultaneously with any notice of default to Licensor and to permit Licensee to assume, upon receipt of written notice from Licensee to UKRF, Licensor's obligations under the UKRF License(s) to which such default notice applies. Licensee shall have the right to offset the payments made to UKRF and the cost of curing any default under any of the UKRF Licenses against future royalties or other payments due Licensor under this Agreement as provided in Article 23. If any of the UKRF Licenses are terminated for any reason, Licensee may enforce its rights and license under this Agreement directly against UKRF, but only if Licensee agrees in writing that UKRF may enforce the terms and conditions of this Agreement directly against Licensee with respect to such terminated UKRF License(s).

Article 17 -   Manufacturing and Supply:
-------------  -------------------------

17.1 Manufacturing. Unless otherwise agreed by the Steering Committee, Licensor shall manufacture (or contract for the manufacture of) all Licensed Products required for Phase I and II clinical trials of each Licensed Product. Licensee shall manufacture (or contract for the manufacture of) all Licensed Products required for Phase III clinical trials and commercial sales of each Licensed Product. Licensed Products shall be supplied by Licensee to Licensor for the conduct of Phase III trials at no cost to Licensor. Licensee shall use commercially reasonable efforts, which shall not be less than the efforts expended by Licensee in connection with its other proprietary development projects, to develop the capacity to manufacture Licensed Products and to assure that adequate manufacturing capacity for each Licensed Product is available to generate and meet projected market demand promptly following the achievement of regulatory approval. At Licensor's request, Licensee shall provide Licensor access to appropriate GMP facilities at BLP to permit Licensor to use such facilities to manufacture Licensed Products for Phase I and II clinical trials. Licensee shall, in a timely manner, develop appropriate packaging materials for all Licensed Products and obtain any regulatory approvals required to manufacture Licensed Products and any related packaging or other materials.

17.2 Supply Agreement. To accommodate Licensor's need to be supplied with Licensed Products for Markets in which Licensee's rights to such Licensed Products have become non-exclusive, and, subject to the execution of a supply agreement ("Supply Agreement") mutually acceptable to both Parties, Licensor shall be entitled to purchase product from Licensee or an Affiliate (subject to capacity constraints), if Licensee or such Affiliate is the manufacturer of such Product. The basic agreed terms for the Supply Agreement are set forth in a term sheet attached hereto as Exhibit 17.2. If Licensor or an Affiliate is not the manufacturer of such product, Licensee will use commercially reasonable efforts to obtain for Licensor the right to purchase reasonable quantities of product directly from Licensee's manufacturing source at the same cost paid by Licensee.

Article 18 -   Indemnification:
-------------  ----------------

18.1 Indemnification of Licensee. Subject to Section 18.2, Licensor shall indemnify, defend and hold Licensee and each of its officers, directors, employees, agents and consultants (each a "Licensee Indemnitee") harmless from and against all third party costs, claims, suits, expenses (including reasonable attorneys' fees and expenses, whether incurred as a result of a third party claim or a claim to enforce this provision), and damages (collectively, "Losses") to the extent arising out of or resulting from (i) any material breach or failure by Licensor in the performance or non-performance of its obligations or covenants under this Agreement; (ii) any breach by Licensor of any representation or warranty hereunder; (iii) the manufacture, marketing, possession, use, sale or other disposition by Licensor or any of its sublicensees other than Licensee or any Sublicensee of any Licensed Product (except where such Losses arise or result from any negligence of Licensee (or any contract manufacturer of Licensee) in the manufacture of any such Licensed Product or the failure of Licensee (or any contract manufacturer of Licensee) to manufacture such Licensed Product in accordance with GMPs); and (iv) FDA enforcement actions, inspections, product recalls or market withdrawals relating to a Licensed Product to the extent arising out of or resulting from Licensor's marketing, possession, use, sale or other disposition of the Licensed Product or the failure of Licensor (or any contract manufacturer of Licensor) to manufacture the Licensed Product in accordance with GMPs or the specifications for the Licensed Product.

18.2 Indemnification of Licensor. Subject to Section 18.1, Licensee shall indemnify, defend and hold Licensor and each of its officers, directors, employees, agents and consultants (each a "Licensor Indemnitee") harmless from and against all Losses to the extent arising out of or resulting from (i) any material breach or failure by Licensee in the performance or non-performance of its obligations or covenants under this Agreement; (ii) any breach by Licensee of any representation or warranty hereunder; (iii) the manufacture, marketing, possession, use, sale or other disposition of any Licensed Product by Licensee or any Sublicensee (except where such Losses arise or result from any negligence of Licensor (or any contract manufacturer of Licensor) in the manufacture of any such Licensed Product or the failure of Licensor (or any contract manufacturer of Licensor) to manufacture the Licensed Product in accordance with GMPs); and
(iv) FDA enforcement actions, inspections, product recalls or market withdrawals relating to a Licensed Product to the extent arising out of or resulting from Licensee's marketing, possession, use, sale or other disposition of the Licensed Product or the failure of Licensee (or any contract manufacturer of Licensee) to manufacture the Licensed Product in accordance with GMPs or the specifications for the Licensed Product.

18.3 Limitation of Liability. Except where a Party commits a willful, intentional breach of any material provision of this Agreement, no breaching Party shall be responsible or liable under any provision of this Agreement or under any contract, theory of negligence or strict liability, or under any other legal or equitable theory for any resulting indirect, special, incidental, consequential, punitive, or exemplary damages of the other Party, including (without limitation) damages such as lost revenues or profits and damage to goodwill or reputation. Nothing in this Section shall relieve any Party of any obligation with respect to any third party claim.

18.4 Procedure for Indemnification. If an event occurs which a Party believes requires indemnification ("Indemnification Event"), the Party seeking indemnification ("Indemnified Party") shall give prompt written notice to the other Party ("Indemnifying Party") providing reasonable details of the nature of the event and the basis of the indemnity claim. The Indemnifying Party shall then have the right, at its expense and with counsel of its choice, to defend, contest, or otherwise protect against any such action. The Indemnified Party shall also have the right, but not the obligation, to participate at its own expense in the defense with counsel of its choice. The Indemnified Party shall cooperate as requested by the Indemnifying Party to assist it in defending or contesting any such action. If the Indemnified Party fails to promptly notify the Indemnified Party of the occurrence of an Indemnification Event, to the extent, but only to the extent, that such failure results in a material adverse effect on the Indemnifying Party, the Indemnified Party shall not be entitled to indemnification with respect to such

Indemnification Event. If the Indemnifying Party fails within thirty (30) days after receipt of such notice: (a) to notify the Indemnified Party of its intent to defend, or (b) to defend, contest, or otherwise protect against such suit, action, investigation, claim or proceeding, or fails to diligently continue to provide such defense after undertaking to do so, the Indemnified Party shall have the right, upon ten (10) days' prior written notice to the Indemnifying Party, to defend, settle and satisfy any such suit, action, claim, investigation or proceeding and recover the costs of the same from the Indemnifying Party.

18.5 Insurance. To the extent required by the UKRF Licenses, Licensee will maintain product liability insurance, with an endorsement naming UKRF, the University of Kentucky, its Board of Trustees, agents, officers, and employees as additional insureds covering liabilities for the production, manufacture and/or sale of the Licensed Product by Licensee or any Sublicensee. The policy of insurance shall contain a provision of non-cancellation except upon the provision of thirty (30) days' notice to the University of Kentucky. Policy limits shall be not less than $1,000,000 per occurrence.

Article 19 -   Trademarks:
-------------  -----------

19.1 Trademarks. Licensee shall own the logos, trade names, copyrights, trademarks, and other commercial symbols ("Marks") developed or used in connection with any and all Licensed Products. During and after the term of this Agreement, Licensor shall not directly or indirectly contest the ownership, validity or originality of the Marks for the Licensed Products, the B&L Licensed Products, the Third Party Licensed Products, and the goodwill represented by any of the foregoing Marks. Licensor will not use any name or other symbol confusingly similar to or, in the reasonable judgment of Licensee, suggestive of any of the foregoing Marks. If Licensor learns of any unauthorized use of any such Marks it shall promptly inform Licensee in writing.

Article 20 -   Noncompetition:
-------------  ---------------

20.1 Noncompetition. Except to the extent that the license granted to Licensee hereunder becomes non-exclusive with respect to a Licensed Product, Licensor shall not, alone or with others, during the term of this Agreement and for a period of three (3) years following termination of this Agreement pursuant to
Section 14.1, 14.4.3, or 14.5, introduce into any Market a product which immediately prior to such termination was being marketed in such Market by Licensee as a Licensed Product.

Article 21 -   Representations and Warranties
-------------  ------------------------------
21.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party that:

     (i) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (ii) It has all requisite corporate power and authority and is free to enter into this Agreement and to perform its obligations hereunder;

     (iii) It has taken all corporate action to authorize the execution and delivery of this Agreement, any other documents executed and delivered in connection herewith and the performance of its obligations hereunder and thereunder, all of which shall be valid, binding and enforceable in accordance with its or their terms;

     (iv) The execution, delivery, and performance of this Agreement (a) will not violate or require it to obtain any consent or approval, to make any filing or to provide any notice, or (b) will not conflict with or result in a breach of any of any agreement or other instrument to which it is a party or by which it is bound; and

     (v) Except as described in Exhibit 21.1(v), there is no litigation, proceeding, or governmental investigation to which it is a party pending or threatened against it, or, to its knowledge, against any third party, as to which there is a likelihood of an outcome(s) that would, individually or in the aggregate, reasonably be expected to delay or otherwise materially impair its ability to perform its obligations contemplated by this Agreement.

21.2  Representations and Warranties of Licensor.  Licensor hereby represents
      ------------------------------------------
and warrants to Licensee that:

      (i) The UKRF Licenses set forth in Exhibit 1.34 are the only UKRF Licenses, all of which are in full force and effect and have not been amended or otherwise modified; Licensor has complied and will comply with all provisions of the UKRF Licenses; Licensee shall owe no royalty or other payment to UKRF or any affiliate of UKRF under the UKRF Licenses and there does not exist any event of default with respect to Licensor under any of the UKRF Licenses which, after notice or lapse of time or both, would constitute an event of default with respect to Licensor;

      (ii) Licensor has all rights and consents necessary to grant the rights and licenses granted to Licensee under this Agreement;

      (iii) To Licensor's knowledge, all of the patents constituting Licensed Patents in existence on the day hereof are valid and enforceable and have been maintained to date ;

      (iv) Licensor has no reason to believe that any of the pending patent applications constituting part of the Licensed Patents as of the date of this Agreement will not in due course issue as valid and enforceable patents, and, as of the date of this Agreement, set forth on Exhibit 21.2(iv) is a list of all Inventions, associated inventors, and related patent applications, if any, that Licensor expects to be filed by Licensor or a third party within ninety (90) days of the date of this Agreement in connection with the Patent Rights;

       (v) Except as described in Exhibit 21.2(v), Licensor warrants that it owns the entire right, title, interest in and to the Licensed Patents and that the entire interest is not encumbered in any manner, that Licensor has the right to disclose the Licensed Know How, and that Licensor is not a party to any agreement with any third party which is in conflict with the rights granted to Licensee pursuant to this Agreement, including, without limitation, with respect to the Licensed Patents and the Licensed Know-how;

       (vi) Licensor has provided Licensee with copies of all agreements or other instruments evidencing government grants and third party funding it has received up to the date of this Agreement; and, to Licensor's knowledge, no inventions were conceived or first reduced to practice during the course of research conducted in whole or in part with government funding or during the course of research conducted by outside clinical investigators;

       (vii) Licensor has provided Licensee with copies of all opinions of counsel, clearances, studies, licenses, and agreements relating to Licensed Patents, Licensed Know-how, and Licensed Products, including, without limitation, those permitting Licensor to make, use, sell, and otherwise dispose of Licensed Products and to grant sublicenses;

       (viii) Except as described in Exhibit 21.2(vii), Licensor shall have full and unrestricted access and use rights to the currently existing Clinical IP; and

       (ix) The Persons who are listed on Exhibit 21.2(ix) are all of the officers, employees, and consultants of Licensor. Each of such Persons has signed a confidentiality and invention disclosure and assignment agreement (a) which requires such individual to observe confidentiality restrictions at least as strict as those between the Parties, and (b) which results in Licensor having unrestricted ownership of any intellectual property created by such individual during his or her employment or engagement by Licensor, including (without limitation) all intellectual property created or developed by such individual before the date of this Agreement during such employment or engagement.

As used in this Agreement, (i) "to Licensor's knowledge" (or any equivalent term) means to the best actual knowledge, as of the date of this Agreement, of Licensor and its executive officers after diligent investigation, without commissioning special searches or studies, and inquiry of Licensor's employees (including officers) and of any principal investigators) or researchers) engaged by Licensor, and (ii) "to Licensee's knowledge" (or any equivalent term) means to the best actual knowledge, as of the date of this Agreement, of Licensee and its executive officers after diligent investigation, without commissioning special searches or studies.

Article 22 -   Express Warranty of Non-Infringement:
-------------  -------------------------------------

22.1 Non-Infringement Warranty. Licensor represents and warrants that, to its knowledge, the CDS Licensed Products do not infringe or otherwise violate any intellectual property right of any third party. Licensor also represents and warrants that it has received no oral or written communication that a Licensed Product infringes or otherwise violates the intellectual property right of a third party.

22.2 Warranty Disclaimer. Except as otherwise expressly set forth in this Agreement, Licensor makes no express or implied warranty including, without limitation, any implied warranty of merchantability or any), implied warranty of fitness for a particular purpose with respect to any of the Licensed Patents or Licensed Know-how or any Licensed Product and hereby disclaims the same.

22.3 Operations in Compliance with Law. Up to the date of this Agreement, each Party has complied, and in exercising the rights granted to each Party by this Agreement, each Party shall comply, in all material respects with all applicable laws, including, without limitation, the requirements of 35 U.S.C. (S)200 et seq. and all regulations promulgated thereunder, as amended, and any similar or successor statutory regulations (collectively, the "Federal Patent Policy"). To the extent that any Licensed Patent claims an invention subject to Federal Patent Policy, the license granted to Licensee hereunder with respect to such Licensed Patent may be subject to any royalty-free, non-exclusive license granted to the United States Government pursuant to 35 U.S.C. (S)204(c)(4).

Article 23 -   Infringement of Third Party's Patents:
-------------  --------------------------------------

23.1 Infringement of Third Party Patents. Each Party shall promptly send the other Party a copy of any notice or communication from a third party alleging any infringement or other violation of such third party's intellectual property rights (`Notice"). Licensor shall have the first right, but shall not be obligated, to respond to the Notice. If Licensor does not elect to respond, Licensor shall promptly inform Licensee and permit it to respond to the Notice. Licensee shall have the right, but shall not be obligated, to take any legal action at its own expense in response to the Notice. Licensee shall have the right to name Licensor as a party in connection with any action in response to the Notice.

Each Party shall cooperate fully with the other Party in any action resulting from or in connection with the Notice. Unless the Parties are separately defending themselves, the Party defending any such proceedings shall have sole control of such proceedings and shall bear the reasonable expenses (excluding all legal fees) incurred by the other Party in providing such assistance and cooperation as is requested pursuant to this paragraph. The Party defending such proceedings shall consult with and keep the other Party informed of the progress of such proceedings, including, without limitation, furnishing copies of communications, pleadings and other documents and keeping the other Party informed of settlement efforts and developments, and such other Party shall be entitled to participate with counsel in such proceedings but at its own expense. If Licensee defends such proceedings, it may offset its reasonable expenses, including reasonable legal expenses, incurred in regard thereto against any payments owed to Licensor under Article 3 of this Agreement, provided, however, that no such payment shall be reduced by more than fifty percent (50%) by any such offset, although Licensee may carry offsets forward to set off against future payments due under Article 3 on the same fifty percent (50%) per payment basis. Licensee shall continue to perform its reporting obligations under
Article 9 and otherwise continue to perform its obligations hereunder.

Neither Party shall settle any infringement, misappropriation, or other claim subject to this Article 23 without the consent of the other Party, which consent shall not be unreasonably withheld, if it would adversely affect Licensee's rights hereunder.

If any Invention claimed in a Licensed Patent or any Licensed Know-how is covered by an issued patent or other intellectual property right held by one or more third parties and it becomes necessary for Licensee to obtain a license from such third party or parties under such patent, and/or other intellectual property right and accordingly to pay royalties to such third party(ies) with respect to any Net Sale of any Licensed Product, then Licensee may reduce any royalty otherwise due Licensor by one-half (1/2) of the amount of royalty payment due to such third party, but in no event to less than one-half (1/2) of the royalty which may then be due to Licensor. In addition, if Licensee is required to pay any an upfront or similar fee to any third party(ies), Licensor shall share in the payment of any such consideration which involves more than a running royalty as follows. If, for example, Licensee is required to pay an upfront fee of $1 Million to a third party, the royalty payments then due Licensor shall be reduced by half until one-half of the upfront fee ($500,000) has been recouped by Licensee.

If Licensor is required to pay any damages (i.e., something other than prospective royalties and an upfront or similar fee) to the third party, Licensor shall be responsible for the payment of any such damages to the third party and shall be permitted to recoup one-half (1/2) of such payment from Licensor as follows. If, for example, Licensee is required to pay damages of S1 Million to the third party, Licensor's royalty payments otherwise due under this Agreement shall be reduced by half until fifty percent (50%) of the damages ($500,000) have been recouped by Licensee.

Except as set forth below, any reduction of royalties due Licensor as a result of a recoupment of running royalties, upfront fees, and damages in the aggregate arising out of a third party claim of infringement or violation of intellectual property rights under this Section shall not reduce any single royalty payment otherwise due Licensor hereunder by more than fifty percent (50%), but Licensee may carry unrecovered amount forward to be set off against future payments of royalties due on the same fifty percent (50%) per payment basis.

In the event of any alleged claim of infringement, breach of contract, or other potential cause of action by UKRF relating to the UKRF Licenses, Licensor shall take any action which Licensee may reasonably request to maintain Licensee's rights to any intellectual property rights licensed to Licensor under the UKRF Licenses (the "UKRF Rights"), including, without limitation, making any royalty or other payments ("Payment(s)") that Licensee reasonably determines, on the basis of a written opinion of reputable outside patent counsel (which, together with any other relevant information, is disclosed by Licensee to Licensor at the time of such determination), are necessary to maintain such rights or to avoid termination or infringement of such rights; provided, however, that nothing in this paragraph shall prevent Licensor from disputing in good faith any such claim of infringement or other violation. Furthermore, Licensor shall provide Licensee with a copy of any notice of default or breach received by Licensor which relates in any way to the UKRF Rights within five (5) business days of receipt of such notice. If Licensor fails to make any Payment before any applicable cure period has expired, Licensee may make such Payment in Licensor's name and on Licensor's behalf before such cure period expires, and

Licensee may fully recover any Payment made by Licensee under this paragraph at the applicable rate described in the next paragraph. Licensor's remedy for recovering Payments made by Licensee to any third party pursuant to this paragraph shall be limited to recovery from such third party and not Licensee.

Except as set forth below, where Licensee seeks recoupment for Payment(s) made to UKRF as a result of Licensor's failure to make any Payment to UKRF, Licensee shall be permitted to recoup the full amount of such Payment against one hundred percent of the royalty then due to Licensor as follows ("100% Recoupment Rate"):
Licensee may reduce any royalty payment otherwise due to Licensor hereunder by the full amount of such royalty payment less any royalties payable by Licensor to UKRF ("Net Royalty Amount"). Licensee may carry any unrecovered Payment(s) forward to be set off against future payments of royalties due on the same Net Royalty Amount basis until the full amount of the Payment made to UKRF by Licensee is recovered from Licensor. The 100% Recoupment Rate shall not apply where Licensee seeks recoupment for Payment(s) made to UKRF where Licensor's decision not to make any Payment to UKRF (i) was made on the basis of a written opinion of reputable outside patent counsel; (ii) the opinion and any other relevant information was fully disclosed to Licensee within a reasonable time prior to Licensor's decision not to pay; and (iii) where, following such disclosure, Licensee failed to require Licensor to make the Payment in accordance with the provisions of the previous paragraph on the basis of the written opinion of counsel as provided therein. In such case Licensee shall be permitted to recoup the full amount of Licensee's Payment to UKRF by reducing any royalty payment otherwise due to Licensor hereunder by fifty percent (50%), and Licensee may carry any unrecovered Payment(s) forward to be set off against future payments of royalties due on the same fifty percent (50%) per payment basis until the full amount of the Payment made to UKRF is recovered from Licensor ("50% Recoupment Rate").

Notwithstanding anything in this Section 23, however, if the third party alleging infringement or other violation of intellectual property rights is one of the investigators (or his associated institution) set forth on Exhibit 15.1, Licensor shall be responsible for all costs and expenses (including, without limitation, royalties and damages) without regard to any limitations in this Section.

Article 24 -   Force Majeure:
-------------  --------------

24.1 Force Majeure. Neither Party shall be liable for any failure to perform arising out of causes beyond the control and without the fault or negligence of such Party. Such causes include, but are not limited to, acts of God; acts of the public enemy; natural disasters such as fire or flood or unusually severe weather; quarantine restrictions; strikes; and freight embargoes.

Article 25 -   Choice of Law/Forum:
-------------  --------------------

25.1 Choice of Law/Forum. Any legal or other action hereunder shall be brought in the State and federal courts nearest the principal place of business of the defendant in any such action, and this Agreement shall be construed and interpreted and its performance shall be governed by the substantive laws of the State where such courts are located, i.e., New York, if Licensee is the defendant, and Massachusetts, if Licensor is the defendant, without regard to the state's conflict of laws principles. The Parties consent to the exclusive personal jurisdiction and venue of such courts in the event of such action.

Article 26 -   Dispute Resolution:
-------------  -------------------

26.1 Disputes. If there is any dispute arising out of or relating to this Agreement or a Party's performance or failure to perform hereunder, including but not limited to disputes of the Steering Committee, such dispute shall, at the written request of either Party be submitted to the top executive officer of each Party, or another executive officer of a Party designated by the top executive officer as his or her representative for such purpose. The initial Representatives are the General Manager, North American Pharmaceuticals, for Licensee, and the President of Licensor. The Representatives shall meet as soon as reasonably practicable to consider the matter and each shall each use reasonable commercial efforts to effect a resolution. If the Representatives are able to resolve the dispute, the resolution shall be set forth in a written instrument signed by each of them.

If the Representatives are not able to resolve the dispute within thirty (30) days of their first meeting or within such extended period they agree upon, they shall proceed to non-binding arbitration by a skilled mediator familiar with the commercial and manufacturing processes of the pharmaceutical industry and pursuant to the rules of an organization specializing in alternatives to disputes, such as the CPR Institute for Dispute Resolution, End Dispute, or the American Arbitration Association. If the Parties cannot agree upon a single mediator within the next 30 days, they shall each select a mediator and the two selected shall select the sole mediator. If a Party does not select a mediator, the mediator selected by the other Party shall be the sole mediator. The selected mediator shall use his best efforts to make a nonbinding decision on the merits of the case within sixty (60) days, and the Parties shall use their best reasonable commercial efforts to cooperate with the mediator. The mediator need not give reasons for his decision.

If the Parties are not able to resolve their dispute through mediation, such dispute may, if they agree, be submitted to binding arbitration pursuant to the expedited procedures and in accordance with the Patent Licensing Rules of the American Arbitration Association. The arbitrator shall be mutually selected by the Parties or, if they cannot agree, each Party shall designate one arbitrator to represent it in the selection process and the two arbitrators shall appoint a third arbitrator who shall arbitrate such dispute or difference. Such selection process shall be completed within sixty (60) days from the end of the period during which Representatives have responsibility for attempting to resolve the dispute. The disputed matter shall be arbitrated at such location as the Parties shall mutually designate or, if they are not able to agree on such location, at a location selected by the arbitrator. The selected arbitrator shall, if reasonably possible, be one who is familiar with the commercial and manufacturing practices of the pharmaceutical industry.

The arbitrator's award shall be final and binding on the Parties and enforceable by either Party in any court of competent jurisdiction. The fees and expenses of the arbitrator shall be shared equally by the Parties. Notwithstanding anything to the contrary, nothing in this Section shall prevent either Party from seeking immediate injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as

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

necessary to protect either Party's name, proprietary information, trade secrets, know-how or any other proprietary rights.

Article 27 -   Notices:
-------------  --------

27.1 Notices. Any notice, request, instruction or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by sending such notice properly addressed to the other Party's address shown below (or any other address as either Party may indicate by notice in writing to the other from time to time as required by this Article): (i) by hand or by prepaid registered or certified mail, return receipt requested, (ii) by a nationally recognized overnight courier service, or (iii) via facsimile (provided such facsimile is sent by a machine which acknowledges receipt of the transmission) at the following addresses:

If to Licensor:

     Control Delivery Systems
     86 Rosedale Road
     Watertown, MA 02172-2234
     Attn: President
     Facsimile Number: 617-926-2313

With a copy to:

     Ropes & Gray
     One International Place
     Boston, MA 02110
     Attn: Geoffrey B.  Davis and Mary E. Weber
     Facsimile Number: 617-951-7050

If to Licensee:

     Bausch & Lomb Pharmaceuticals, Inc.
     8500 Hidden River Parkway
     Tampa, Florida 33637
     Attn: General Manager, North American Pharmaceuticals
     Facsimile Number: (813) 977-0138

With a copy to:

     Bausch & Lomb Incorporated
     One Bausch & Lomb Place
     Rochester, New York 14604
     Attn: Chief Patent Counsel
     Facsimile Number: (716) 338-8706

Any notice, if mailed properly addressed, postage prepaid, shall be deemed made
(i) three (3) days after the date of mailing as indicated on the certified or registered mail receipt, (ii) on the next business day if sent by overnight courier service, or (iii) on the date of delivery if hand delivered or the date of transmission if sent by facsimile transmission.

Article 28 -   Merger Clause:
-------------  --------------

28.1 Merger. This Agreement contains the entire understanding between the Parties and supersedes all proposals, oral and written, all negotiations, conversations or discussions between or among the Parties relating to the subject matter of this Agreement, except that this Agreement shall not change or supersede the rights and obligations of the Parties under the License and Development Agreement between Licensor and Chiron IntraOptics, Inc., dated December 31, 1992, pursuant to which Licensee assumed Chiron IntraOptics, Inc.'s rights and obligations by acquiring Chiron Vision Corporation.

Article 29 -   Integration Clause:
-------------  -------------------

29.1 Integration. No amendment or modification to this Agreement shall be valid or binding upon the Parties unless made in writing and executed by authorized representatives of both Parties.

Article 30 -   Severability Clause:
-------------  --------------------

30.1 Severability. Any terms or provision of this Agreement which is found to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity of enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

Article 31 -   No Waiver:
-------------  ----------

31.1 No Waiver. The failure of either Party to terminate, seek redress for a breach of, or to insist on strict performance of any term, covenant, condition, or provision contained in this Agreement shall not act as a waiver of rights or of the right to require future compliance and the term, covenant or provision in question shall remain in full force and effect.

Article 32 -   General Liability Release for Employees:
-------------  ----------------------------------------

32.1 General Liability Release. Licensor and Licensee shall each assume full risk of damage or injury to its own properties, representatives and employees caused by any act or failure to act, including negligence, of the employees or representatives of the other during the performance of this Agreement. Each Party hereby releases the other from any and all liability for loss or damage so caused to its own properties, and, pursuant to Article 18, each Party shall indemnify and hold harmless the other against all liability so caused on account of personal injury to its respective representatives and employees.

Article 33 -   Transferability of Rights and Obligations:
-------------  ------------------------------------------

33.1 Binding Agreement. This License and Agreement shall inure to the benefit of and be binding upon the successors, assigns, or other legal representatives of the Parties. Notwithstanding the foregoing, neither Party may assign, delegate, or subcontract its right and obligations hereunder without the prior written consent of the other Party, which shall not be unreasonably withheld, except that (i) no consent shall be necessary in the case of any transfer by Licensee of substantially all of the assets or stock of Licensee's proprietary (branded and/or generic) ophthalmic pharmaceutical business, (ii) no consent shall be necessary in the case of any Sublicense, and (iii) no consent shall be necessary in the case of any transfer by Licensor of substantially all of the assets or stock of Licensor's ophthalmics business, provided such transfer is not directly or indirectly to a competitor of Licensee.

Article 34 -   Patent Marking:
-------------  ---------------

34.1 Patent Marking. Licensee shall mark all Licensed Products sold or otherwise disposed of by it in the United States under the license granted in this Agreement with the word "Patent" and the number of the Licensed Patent.
All License Products shipped or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country to which such products are shipped and in which such products are sold.

Article 35 -   Publicity:
-------------  ----------

35.1  Publicity.  Unless (i) otherwise expressly provided in this Agreement,
(ii) required by applicable law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the National Association of Securities Dealers, (iii) necessary to secure any required consents as to which the other Party has been advised, or (iv) consented to in writing by the furnishing Party, any confidential information or documents furnished in connection herewith shall be kept strictly confidential by the receiving Party and its Affiliates, officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the Party intending to make such disclosure shall consult with the other Party regarding the nature and extent of the disclosure and shall cooperate with the other Party to obtain (x) confidential treatment of the terms and conditions of this Agreement under the Securities Act of 1933 or the Securities Exchange Act of 1934 or other applicable law or regulation in substance reasonably satisfactory to the furnishing Party, (y) a protective order or other judicial or quasi-judicial protection for the protection of the confidentiality of this Agreement and its terms and conditions, and (z) such other protections as the fumishing Party may reasonably require.

Article 36 -   Independent Contractors:
-------------  ------------------------

36.1 Independent Contractors. Licensor and Licensee are not partners, joint venturers or agents of one another and shall at all times act as independent contractors without the right or authority to bind each other with respect to any agreement, representation, or warranty made with or to any third party. Except as otherwise stated herein, Licensor and Licensee each shall be responsible for all costs, expenses, and taxes, arising from the conduct of its own business.

Article 37 -   Confidentiality:
-------------  ----------------

37.1 Confidentiality. Notwithstanding any other provision herein, during the term of this Agreement and for a period of ten (10) years from termination of this Agreement, each Party ("Receiver") will hold in confidence, will not disclose to others (except those Affiliates, attorneys, accountants or other consultants who are bound by an obligation of confidentiality), and will not use for any purpose not contemplated by this Agreement, any technical or business information (including the terms and conditions of this Agreement) Receiver obtains from the other Party ("Discloser") in connection with this Agreement (collectively, the "Confidential Information"). Receiver shall make Discloser's Confidential Information available to persons within Receiver's organization only on a "need to know" basis, and Receiver shall inform all persons to whom such Confidential Information is made available of the confidential nature of the Confidential Information and the restrictions comprised hereunder and shall require such persons to keep the Confidential Information confidential as provided in this Section. However, this confidentiality obligation shall not extend to any portion of the Confidential Information which: (i) is known to Receiver as documented by its written records at the time of disclosure; or (ii) is or becomes public or generally available to the public through publication or otherwise but through no fault of Receiver; or (iii) corresponds in substance to information furnished to Receiver on a nonconfidential basis by a third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to Discloser with respect to the same; or (iv) corresponds to information furnished by Discloser to any third party on a nonconfidential basis except in limited consumer testing; or (v) Receiver can demonstrate was developed by Receiver independently of the disclosure of the Confidential Information by Discloser; or (vi) is disclosed by Receiver pursuant to a legal requirement provided Receiver has complied with the provisions set forth in
Section 37.2 below.

37.2 External Disclosure. If Receiver becomes legally required to disclose any of Discloser's Confidential Information, Receiver shall notify Discloser promptly of such requirement so that Discloser may seek a protective order or other appropriate remedy concerning such disclosure. Receiver will consult with Discloser, if requested to do so, regarding the nature and extent of the required disclosure and will cooperate to limit such disclosure to the extent practical.

Article 38 -   Covenant Not To Compete:
-------------  ------------------------

38.1 Covenant Not To Compete. On the date this Agreement is signed, Paul Ashton and Thomas Smith, shareholders and officers of Licensor, shall each execute the Covenants Not to Compete attached as Exhibit 38.

Article 39 - Certain Conditions Subsequent:
------------ ------------------------------

39.1 Preferred Stock Option and Purchase Agreement. On the date this Agreement is signed, the Parties shall sign the Preferred Stock Option and Purchase Agreement, attached as Exhibit 39.1, and Licensor shall file a Certificate of Amendment substantially in the form attached to such Agreement within thirty
(30) days thereafter.

39.2 UKRF Letter Agreement. The Parties shall use their good faith best efforts to enter into a letter agreement, substantially in the form of Exhibit
39.2 with UKRF, within ninety (90) days after the execution of this Agreement.

39.3 Invention Disclosure/Assignment Agreements. If it has not previously done so, within thirty (30) days after the date of this Agreement, Licensor shall cause all of its officers, employees, and consultants to execute confidentiality and invention disclosure and assignment agreements reasonably satisfactory to Licensee (a) which require that such individuals observe confidentiality restrictions at least as strict as those between the Parties with respect to confidential information of Licensor and Licensee, and (b) which result in Licensor having unrestricted ownership of any intellectual property created by such individuals during their employment or engagement by Licensor, including (without limitation) all intellectual property created or developed by such individuals before the date of this Agreement. Licensor shall ensure that separate and adequate consideration is given to any individual who signs a confidentiality and invention disclosure and assignment agreement.

Article 40 -   No Limit to Remedies:
-------------  ---------------------

40.1 No Limit to Remedies. The existence or choice of any one remedy available to a Party shall not limit or otherwise restrict a Party from choosing any remedy available, it being understood that a Party's remedies are cumulative.

Article 41 -   Counterparts:
-------------  -------------

41.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in duplicate originals by its duly authorized officer or representative.

BAUSCH & LOMB INCORPORATED                  CONTROL DELIVERY SYSTEMS, INC.


By:/s/ Thomas M. Riedhammer                 By:/s/ Paul Ashton
   ------------------------                    ---------------


Printed Name: Thomas M. Riedhammer          Printed Name: Paul Ashton
              --------------------                        -----------


Title: Senior Vice President and            Title: President
       -------------------------                   ---------
       Chief Technical Officer
       -----------------------

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